Exhibit 10.14.1

ASSET PURCHASE AGREEMENT

Between

FORMING TECHNOLOGIES, INC.

METALDYNE COMPANY LLC

METALDYNE PRECISION FORMING — FORT WAYNE, INC.

and

METALDYNE CORPORATION

Dated as of January 7, 2006

i

		Page

9.9.1.	Headings	46
9.9.2.	Entire Agreement	46
9.9.3.	Counterparts	46
9.9.4.	Governing Law, etc.	46
9.9.5.	Binding Effect	47
9.9.6.	Assignment	47
9.9.7.	No Third Party Beneficiaries	47
9.9.8.	Amendment; Waivers, etc.	47
9.9.9.	Sellers’ Obligations	48

EXHIBITS

EXHIBIT A	Form of Supply Agreement
EXHIBIT B	Form of Escrow Agreement
EXHIBIT C	Form of Assignment and Assumption

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 7, 2006, between Forming Technologies, Inc., a Delaware corporation (the “Buyer”), Metaldyne Company LLC, a Delaware limited liability company (“Metaldyne LLC”), Metaldyne Precision Forming — Fort Wayne, Inc., an Indiana corporation (“Metaldyne Precision” and, together with Metaldyne LLC, the “Sellers”), and Metaldyne Corporation, a Delaware corporation (the “Guarantor”).

W I T N E S S E T H :

WHEREAS, the Sellers are in the business of supplying forged metal components to the automotive light vehicle market (the “Business”);

WHEREAS, the Buyer wishes to purchase or acquire from the Sellers, and the Sellers wish to sell, assign and transfer to the Buyer, all of the Assets, and the Buyer has agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in connection with the transactions contemplated hereby, the Sellers and the Buyer wish to enter into a Transition Services Agreement and Supply Agreement, as set forth in Section 5.2.3, each on the terms and subject to the conditions set forth therein; and

WHEREAS, Guarantor, the holder of all of the outstanding capital stock of each of the Sellers, desires that Buyer purchase from Sellers all of the Assets and assume the Assumed Liabilities, and desires to guarantee to Buyer payment and performance of the obligations of Sellers set forth in this Agreement and in the Collateral Agreements.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE ASSETS

1.1.                              Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Sellers will, or will cause their Affiliates (including, without limitation, with respect to clauses 1.1(i) and 1.1(o) below, the Guarantor) to, sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire, all right, title and interest of the Sellers and their Affiliates in and to all of the following properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), wherever located, whether real, personal or mixed, whether accrued, contingent or otherwise (other than the Excluded Assets), primarily used in the Business, including the following assets (collectively, the “Assets”), in each case as the same may exist on the Closing Date:

(a)                        all machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement) listed or generally described in Section 1.1(a) of the Company Disclosure Letter (provided, however, that each such item that has an acquired value or original asset cost, as shown in Section 1.1(a) of the Company Disclosure Letter, of less than $10,000 shall be conveyed hereunder at the Closing Date only if such item is (i) located on or at the Real Property, (ii) in transit to or from the Real Property or

(iii) held at or by a third party for purposes of repairs, cleaning, maintenance, storage or the like and only such items so located, in transit or held shall be “Assets”);

(b)                       all inventories of raw materials, work in process, finished products and office and other supplies (collectively, the “Inventories”), including Inventories held at any location controlled by either Seller, held on behalf of either Seller (by outside processors or other Persons) or deposited by either Seller with a bailee or in a warehouse and Inventories previously purchased and in transit to either Seller, in each case at or to such locations listed or generally described in Section 1.1(b) of the Company Disclosure Letter;

(c)                        subject to Section 2.8, all rights of the Sellers (including but not limited to any and all Intellectual Property rights) in and to the products sold in connection with the Business;

(d)                       subject to Section 2.8, all of the rights of the Sellers and Guarantor under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements listed or generally described in Section 1.1(d) of the Company Disclosure Letter;

(e)                        all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items reflected in the Closing Statement of Net Assets Sold;

(f)                          subject to Section 2.8, all Intellectual Property of the Sellers and all rights thereunder or in respect thereof, including all goodwill associated therewith, all Owned Intellectual Property, all rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights and all rights thereunder or in respect thereof included in the other clauses of this Section 1.1, the “Intellectual Property Assets”) listed or generally described in Section 1.1(f) of the Company Disclosure Letter;

(g)                       all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of the Sellers, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, media materials and plates, accounting records and sales order files relating to the Business, subject to Sections 1.2(b) and 4.2.4;

(h)                       to the extent their transfer is permitted by law, all Governmental Approvals (including all applications therefor and pending renewals), including those listed or described in Section 1.1(h) of the Company Disclosure Letter;

(i)                           the Real Property listed or described in Section 1.1(i) of the Company Disclosure Letter;

(j)                           all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities subsequent to the date hereof and prior to the Closing Date, unless expended in accordance with this Agreement;

(k)                        all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers relating to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise, listed or described in Section 1.1(k) of the Company Disclosure Letter;

(l)                           subject to Section 2.8, all air emissions credits and allowances Sellers have, are entitled to or applied for, including any air emissions where Sellers have credit for or have banked, applied to bank or agreed to sell or trade;

(m)                     all outstanding written offers or solicitations made by or to the Sellers to enter into any Contracts, provided, however, that for purposes of the representations and warranties in Article III, the term “Assets” shall not include such offers or solicitations;

(n)                       all rights of Sellers relating to the accrued volume discounts from MacSteel (the “MacSteel Accrued Volume Discount”);

(o)                       all of the Sellers’ and Guarantor’s rights under customer Contracts of the Business (including rights under expired and/or terminated Contracts) described in Section 2.6(a)(vi); and

(p)                       subject to Section 2.8, all guarantees, warranties, indemnities and similar rights in favor of the Sellers with respect to any Asset listed in Section 1.1(a)-(o) of the Company Disclosure Letter.

Subject to the terms and conditions hereof, at the Closing, the Sellers’ or their Affiliates’ interest in the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities, Liens listed in Section 3.1.9 of the Company Disclosure Letter and Permitted Liens.

1.2.                    Excluded Assets. The Sellers will retain and not transfer, and the Buyer will not purchase or acquire, the following assets (collectively, the “Excluded Assets”):

(a)                        the assets listed or described in Section 1.2 of the Company Disclosure Letter;

(b)                       the name and mark “Metaldyne” and any variations thereof in whole or in part;

(c)                        all cash and cash equivalents;

(d)                       accounts receivable for all products shipped prior to the Closing Date; and

(e)                        any intercompany receivables or intercompany indebtedness.

Within 30 days after the date hereof, the Sellers and the Buyer agree to develop a transition plan for the removal of the pinion gear assets and side gear assets set forth in Section 1.2 of the Company Disclosure Letter.

ARTICLE II

THE CLOSING

2.1.                              Place and Date. The closing of the sale and purchase of the Assets (the “Closing”) shall take place at 10:00 A.M. local time on the second Business Day following the satisfaction or waiver of all conditions to Closing set forth in Article V hereof at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date.”

2.2.                              Purchase Price.

(a)                                  On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay or cause to be paid to the Sellers an aggregate of $79,200,000, as adjusted pursuant to Section 2.5 (the “Purchase Price”), and to assume the Assumed Liabilities as provided in Section 2.6. An amount equal to the Purchase Price less the Deposit and the interest earned thereon shall be payable by Buyer at the Closing, by wire transfer in immediately available funds to such bank account or accounts as per written instructions of the Sellers given to the Buyer at least two (2) Business Days prior to the Closing.

(b)                                 No later than the close of business on Wednesday, January 11, 2006, the Buyer shall pay to an escrow agent selected by the Sellers (“Escrow Agent”) $1,000,000 (the “Deposit”) in immediately available funds, pursuant to an Escrow Agreement in the form of Exhibit B. The Deposit and the interest earned on it shall be paid to the Sellers and applied to the Purchase Price at Closing. If Closing does not occur because a condition set forth in Article V of this Agreement is not satisfied or waived, the Escrow Agent shall return the Deposit to the Buyer. If Closing does not occur due to the default of the Buyer and all conditions set forth in Article V have been satisfied or waived, the Escrow Agent shall pay the Deposit to the Sellers. The Deposit shall be held by the Escrow Agent in an interest bearing money market account. The interest on the Deposit will be paid to the party to this Agreement that receives the Deposit. In the event of a dispute between the Sellers and the Buyer concerning the Deposit, the Escrow Agent shall hold the Deposit until ordered by a court having jurisdiction to pay the Deposit to the Sellers, the Buyer or into the court.

2.3.                              Allocation of Purchase Price. The Purchase Price, the Assumed Liabilities and all other capitalized costs shall be allocated among the Assets as set forth in Section 2.3 of the Company Disclosure Letter. The Sellers and the Buyer shall, and shall cause each of their Affiliates to, (i) prepare and file all statements or other information required to be furnished to any Taxing Authority pursuant to section 1060 of the Code and the Treasury Regulations or other applicable tax law in a manner consistent with such allocations and (ii) prepare their respective financial statements and all Tax Returns and reports required to be filed by them in a manner consistent with such allocations, and shall not take any position contrary to such allocations with any government agency or Taxing Authority without the express written consent of the other.

2.4.                              Trade Accounts Payable Adjustment.

(a)                                  Not later than five Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a certificate setting forth the Trade Accounts Payable as of the close of business on the immediately preceding Business Day, certified by an officer of the Sellers (the “Trade Accounts Payable Statement”).

(b)                                 If the Trade Accounts Payable set forth in the Trade Accounts Payable Statement are greater than $27,200,000, the Sellers will satisfy or pay those Trade Accounts Payable, beginning with those Trade Accounts Payable that have the greatest period of delinquency, so that the aggregate amount of such Trade Accounts Payable will not exceed $27,200,000. Any payment to be made by the Sellers prior to the Closing Date of a Trade Account Payable will be excluded from the calculation of Net Working Capital as shown on the Closing Net Working Capital Statement prepared in accordance with Section 2.5(a).

2.5.                              Purchase Price Adjustment.

(a)                                  As soon as practicable, but in any event not more than 60 days following the Closing Date, unless otherwise extended by the mutual agreement of the Sellers and the Buyer, the Sellers shall deliver to the Buyer a statement of Net Working Capital as of the Closing Date (the “Closing Net Working Capital Statement”), together with an Agreed upon Procedures Letter of the Sellers’ Accountants thereon to the effect that such statement fairly presents the Net Working Capital of the Business as of said date, and that such statement has been prepared in accordance with the Net Working Capital Principles (as defined below). “Net Working Capital” shall mean the sum of (a) net total Inventory, total prepaids, and unbilled tooling of the Business, excluding cash and cash equivalents and intercompany receivables, minus (b) the sum of net Trade Accounts Payable and other accrued expenses of the Business, all of which are presented on line items shown in Section 2.5(a) of the Company Disclosure Letter. The Net Working Capital set forth in the Closing Net Working Capital Statement shall be prepared applying the accounting principles and policies to be reasonably agreed by the Buyer and Sellers within 16 days after the date of this Agreement (collectively, the “Net Working Capital Principles”).

(b)                                 The Purchase Price shall be adjusted as follows: subject to Section 2.5(d), (i) if Net Working Capital on the Closing Date as reflected on the Closing Net Working Capital Statement is less than $3,500,000 (the “Target Net Working Capital”), the difference between Net Working Capital and the Target Net Working Capital shall be paid by the Sellers to the Buyer or (ii) if Net Working Capital on the Closing Date as reflected on the Net Working Capital Statement is more than the Target Net Working Capital, the difference between Net Working Capital and the Target Net Working Capital shall be paid by the Buyer to the Sellers.

(c)                                  Subject to Section 2.5(d), payments required pursuant to Section 2.5(b) shall be made within 60 days after the delivery by the Sellers of the Closing Net Working Capital Statement by wire transfer of immediately available funds to one or more accounts specified at least two Business Days prior to such date by the party who shall receive the funds. Any such payment shall be made together with interest thereon at the rate of 6% per annum, payable for the period commencing on the Closing Date and ending on the day immediately prior to the date such payment is made.

(d)                                 The Buyer may dispute the accounting treatment of any amounts reflected on the Closing Net Working Capital Statement, including as not being in accordance with the Net Working Capital Principles; provided, however, that the Buyer shall notify the Sellers in writing (the “Dispute Notice”) of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 60 days of the Sellers’ delivery of the Closing Net Working Capital Statement. In the event of such a dispute, the Sellers and the Buyer shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If the Sellers and the Buyer are unable to reach a resolution with such effect within 30 days of the receipt by the Sellers of the Dispute Notice, the Sellers and the Buyer shall submit the accounting treatment in accordance with the Net Working Capital Principles of the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 days after submission, determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm relating to the disputed items shall be allocated between the Sellers and the Buyer in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed by each party bears to the total dollar amount of the items disputed hereunder. The term “Independent Accounting Firm” shall mean a nationally recognized accounting firm which is not otherwise retained by the Sellers or Buyer and their respective Affiliates as the Sellers and the Buyer shall agree.

(e)                                  Notwithstanding any dispute pursuant to Section 2.5(d) of any amounts payable pursuant to this Section 2.5, the applicable party shall at the time specified in this Section 2.5 pay the net amount payable by it pursuant to this Section 2.5 that is not subject to any dispute. Any amount payable following resolution of a matter specified in a Dispute Notice shall be paid within five Business Days following the resolution thereof.

(f)                                    During the periods in which (i) the Closing Net Working Capital Statement is being prepared or (ii) any dispute is raised as contemplated by Section 2.5(d), the Sellers and the Buyer shall provide each other, including their authorized agents and Representatives, with reasonable access, during normal business hours and without disruption to their day-to-day business, to their respective books, records and facilities pertaining to the Business, including any consolidated or combined returns, schedules, consolidated or combined work papers (including accountants’ work papers) and other related documents; provided, however, that with respect to consolidated, combined, unitary or similar Tax Returns of the Sellers (or any Subsidiary of the Sellers), the Buyer shall only have access to portions of such Tax Returns relevant to the Business and provided further, however, that any access to accountant’s work papers shall be subject to the policies and requirements of such accounting firm.

2.6.                              Assumption of Liabilities.

(a)                                  Subject to the terms and conditions set forth herein, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due only the following liabilities relating to the Assets and existing at or arising on or after the Closing Date (collectively, the “Assumed Liabilities”):

(i)                                     any and all liabilities, obligations and commitments relating to the Business or the Assets that are reflected on the Closing Net Working Capital Statement as finally determined pursuant to Section 2.5;

(ii)                                  any and all liabilities, obligations and commitments with respect to the IRB Loan Documents (other than any liabilities, obligations or commitments arising out of or relating to a breach with respect thereto that occurred prior to the Closing Date);

(iii)                               any and all liabilities, obligations and commitments under the agreements, contracts and commitments set forth in Section 1.1(d) of the Company Disclosure Letter (or not required to be set forth therein because of the amount involved) or in Section 1.1(f) (other than, except as set forth in Section 2.6(a)(v) below, any liabilities, obligations or commitments arising out of or relating to a breach with respect thereto that occurred prior to the Closing Date);

(iv)                              liabilities in respect of Transferred Employees to the extent assumed by the Buyer pursuant to Article VI;

(v)                                 any warranty or product liability claim first made after the Closing Date and arising out of products of the Business manufactured or sold prior to the Closing Date, including, but not limited to, the design, manufacture, use, service, repair or sale thereof;

(vi)                              all of the Sellers’ and Guarantor’s obligations to supply service parts under customer Contracts of the Business (including obligations under expired and/or terminated Contracts); and

(vii)                           the Transfer Taxes borne by the Buyer pursuant to Section 4.1.6.

(b)                                 At the Closing, the Buyer shall assume the Assumed Liabilities by executing and delivering to the Sellers an assumption agreement in a form reasonably satisfactory to the Sellers (the “Assumption Agreement”).

2.7.                              Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers. “Retained Liabilities” shall mean each and every liability of the Sellers other than the Assumed Liabilities, including, without limitation, all Environmental Liabilities arising out of (A) the operation of the Business prior to the Closing Date and (B) the Sellers’ leasing, ownership and operation of the Real Property used in the Business prior to the Closing Date.

2.8.                              Consents of Third Parties.

(a)                                  Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of the Buyer or the Sellers thereunder; and any transfer or assignment to the Buyer by the Sellers of any interest under any such instrument, contract, lease or other agreement or arrangement that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained (or otherwise is not in full force and effect) on or prior to the Closing Date, the Sellers shall continue to use commercially reasonable efforts to obtain any material consent or approval as quickly as reasonably practicable for 120 days after the Closing Date. Pending the obtaining of any such consent or approval as set forth above, the parties shall cooperate with each other in any reasonable, lawful and economically feasible arrangements designed to provide to the Buyer the benefits of and use of such instrument, contract, lease or other agreement or arrangement for its term (or any right or benefit arising hereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Sellers against a third party thereunder), including, without limitation, by subleasing any Leased Real Property to the Buyer, subject to obtaining any required consent from the owner of such Leased Real Property; provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Once the consent or approval of the assignment of such instrument, contract, lease or other agreement or arrangement is obtained, the Sellers shall promptly assign, transfer, convey and deliver such instrument, contract, lease or other agreement or arrangement, and the Buyer shall assume the obligations thereunder from and after the date of assignment to the Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Buyer or the Seller).

(b)                                 Except as set forth in the next sentence, in no event will the Sellers be required to alter the terms of any agreement or pay any fee in connection with obtaining such consent or approval, unless such consent or transfer fee is provided for in such instrument, contract, lease or other agreement or arrangement as in effect on the date hereof, in which case the Sellers shall be required to pay such fee in connection therewith (to the extent required by the party entitled thereto). With respect to the leases of

Real Property used in the Business listed or described in Section 2.8(b) of the Company Disclosure Letter, the Sellers shall be required to obtain such consent or approval and pay all such fees in connection therewith; provided, however, that the Sellers shall have the right to sublease any such properties in accordance with Section 2.8(a) to the Buyer, provided that on or prior to the Closing Date, the Sellers have obtained any required consents to such sublease. Notwithstanding anything to the contrary contained herein, in no event will the Buyer be required to pay any fee in connection with obtaining any consent or approval required for the assignment of any Contract from the Sellers to the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.                              Representations and Warranties of the Sellers. Except as set forth in the Company Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement) delivered by the Sellers to the Buyer prior to execution of this Agreement (the “Company Disclosure Letter”), the Sellers, jointly and severally, represent and warrant to the Buyer as follows:

3.1.1.                     Organization; Ownership. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with full power and authority to carry on its business (including its portion of the Business) and to own or lease and to operate its properties. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the lack of such qualification would not reasonably be expected to result in a Material Adverse Effect. Guarantor holds, beneficially and of record, all of the issued and outstanding membership and other equity or ownership interests of each Seller. Complete and accurate copies of the certificate of incorporation and bylaws of Metaldyne Precision, and the articles of organization and operating agreement of Metaldyne LLC, as currently in effect, have been provided to the Buyer.

3.1.2.                     Authorization, etc. Each Seller has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Sellers of this Agreement and the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and stockholder action of the Sellers. The Sellers have duly executed and delivered this Agreement and on the Closing Date each Seller will have duly executed and delivered each of the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which either Seller is a party will be, a legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms.

3.1.3.                     No Conflicts, etc.

(a)          The execution, delivery and performance by each Seller of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice or the lapse of time or both):

(i)                                     conflict with or result in a material violation of or a material default under any Applicable Law applicable to either Seller or any of the Assets;

(ii)                                  conflict with or breach any provision of the certificate of incorporation or bylaws or other organizational documents of either Seller;

(iii)                               contravene, conflict with or result in a violation or breach of any terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Approval that is held by either Seller or that is otherwise necessary for conduct of the Business; or

(iv)                              result in the imposition or creation of any Lien upon or with respect to any other Assets.

(b)                                 Subject to Section 2.8, neither Seller is required to give any notice to or obtain any consent from any Person in connection with the execution and deliver of this Agreement or the Collateral Agreements or the consummation or performance of the transactions contemplated thereby.

3.1.4.                     Financial Statements.

(a)                                  The Sellers have delivered to the Buyer audited financial statements of the Business for the years ended December 31, 2003 and 2004 (the “Audited Financial Statements”), unaudited reviewed financial statements for the six months ended July 3, 2005 and June 27, 2004 (the “Unaudited Reviewed Financial Statements”), an unaudited unreviewed balance sheet of the Business as of September 30, 2005 (the “Unaudited Balance Sheet”) and related unaudited unreviewed statements of income and cash flows of the Business for the nine months then ended (the “Unaudited Unreviewed Financial Statements” and, together with the Unaudited Reviewed Financial Statements, the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”).

(b)                                 The Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis, and fairly present the financial condition and results of operations of the Business as of the dates and for such periods, provided, however, that the Unaudited Financial Statements are subject to normal year end adjustments and lack footnotes and other presentation items. Except for (i) liabilities which are not required under GAAP to be disclosed in the Unaudited Financial Statements or referred to in the footnotes to the Unaudited Financial Statements and (ii) liabilities incurred in the Ordinary Course of Business since the Unaudited Balance Sheet Date, neither Seller has any material liability not disclosed, reserved for or otherwise reflected in the Unaudited Financial Statements.

3.1.5.                     Books and Records. The books of account and other financial Records of the Sellers related to the Business, all of which have been made available to the Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.1.6.                     Taxes.

(a)                                  Each of the Sellers has duly prepared and timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable laws and regulations. All material Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid. No claim has ever been made by a Taxing Authority in a jurisdiction where any of the Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)                                 Each of the Sellers has in all material respects withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have in all material respects been properly completed and timely filed.

(c)                                  No Tax Return is in the process of or within the last five years has been examined by any Taxing Authority and the Sellers have no Knowledge of a Taxing Authority proposing to examine any Tax Return or assess additional Taxes for any period for which Tax Returns have been filed.

(d)                                 Neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under section 280G of the Code based on facts and circumstances as of the Closing.

(f)                                    The Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Business to the Buyer.

3.1.7.                     Events Subsequent to the Unaudited Balance Sheet Date.

(a)                                  Since the Unaudited Balance Sheet Date, there has been no Material Adverse Effect.

(b)                                 Since the Unaudited Balance Sheet Date, the Business has not engaged in any material practice, taken any material action or entered into any material transaction outside the Ordinary Course of Business (other than the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, since that date:

(i)            there has been no change made or authorized in the certificate of incorporation, bylaws or other organizational documents of either Seller;

(ii)                                  neither Seller has granted any increase in the compensation or employee benefits payable to or to become payable to any officer, director or employee of the Sellers, other than increases required by law or in the Ordinary Course of Business or as disclosed in Section 3.1.7 of the Company Disclosure Schedule;

(iii)                               there has been no material damage to or destruction or loss of any Asset with a value greater than $100,000, whether or not covered by insurance;

(iv)                              neither Seller has entered into, terminated or received written notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which either Seller is a party, or (ii) any Contract or transaction involving a total commitment by either Seller of at least $100,000;

(v)                                 there has been no sale (other than sales of Inventory in the Ordinary Course of Business), lease, license or other disposition (other than dispositions in the Ordinary Course of Business) of any Asset or property of either Seller (including the Intellectual Property Assets) or the creation of any Lien on any Asset;

(vi)                              there has been no cancellation or waiver of any claims or rights with a value to the Business in excess of $100,000;

(vii)                           there has been no material change in the accounting methods used by the Business;

(viii)                        there has been no transfer or removal of any Asset or property of either Seller with an acquired value or original asset cost exceeding $10,000 from any of the Owned Real Property or Leased Real Property (other than the sales of Inventory in the Ordinary Course of Business);

(ix)                                there has been no Contract by either Seller to do any of the foregoing; or

(x)                                   neither Seller has received written notice of termination or discontinuance of any customer Contract.

3.1.8.                     Litigation.

(a)                                  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against either Seller in connection with the Assets or the Business or the transactions contemplated by this Agreement or the Collateral Agreements that (i) would reasonably be expected to have a Material Adverse Effect or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, making unenforceable or otherwise interfering with the transactions contemplated by this Agreement or the Collateral Agreements. Section 3.1.8(a) of the Company Disclosure Letter lists each proceeding pending against either Seller in connection with the Assets or the Business that seeks injunctive relief or specifies damage claims in excess of $250,000. The Sellers have made available to the Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 3.1.8(a) of the Company Disclosure Letter;

(b)                                 There is no Order to which the Business or any of the Assets is subject, and, to the Knowledge of the Sellers, no agent or employee of any Seller is subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business;

(c)                                  No event has occurred or circumstances exist that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which either the Seller (with respect to the Business) or any of the Assets is subject; and

(d)                                 Neither Seller has received, at any time since December 31, 2002, any written notice from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which the Sellers (with respect to the Business) or any Assets are or have been subject.

3.1.9.                     Compliance with Laws; Governmental Approvals.

(a)                                  To the Knowledge of the Sellers, the Business as presently conducted does not violate in any material respect any Applicable Laws applicable to the Business or the Assets.

(b)                                 Notwithstanding the provisions of Section 3.1.9(a) above, and in addition thereto, the Business as presently conducted does not violate in any material respect any Applicable Laws relating specifically to workplace safety and applicable to the Business or the Assets.

(c)                                  Section 1.1(h) of the Company Disclosure Letter sets forth (i) all Governmental Approvals (other than Environmental Permits) necessary for the conduct of the Business, (ii) the expiration dates of all such Governmental Approvals, and (iii) all pending applications therefor and renewals thereof. All such Governmental Approvals (other than Environmental Permits) listed on Section 1.1(h) of the Company Disclosure Letter have been duly obtained and are in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.1.10.               Assets. The Sellers or their affiliates have a valid leasehold interest in all of their leases of personalty, have good title to all the Assets owned by the Sellers or their affiliates, and have a valid legal right under contract to use all other personalty used by the Sellers in the Business, including all personalty reflected on the Unaudited Balance Sheet and all personalty acquired since the Unaudited Balance Sheet Date, other than personalty disposed of since such date in the Ordinary Course of Business and in accordance with the terms of this Agreement, free and clear of any and all Liens other than Permitted Liens. The Assets which are significant to the Business are in all material respects adequate for the purposes for which such assets are currently used and are in reasonably good repair and operating condition (subject to normal wear and tear).

3.1.11.               Contracts.

(a)                                  Section 1.1(d) of the Company Disclosure Letter lists or generally describes all Contracts included in the Assets except for (i) this Agreement and the Collateral Agreements, (ii) purchase orders for the purchase of products, merchandise, raw materials or other goods or services by the Sellers issued in the Ordinary Course of Business and purchase orders for the sale of goods or services by the Sellers to customers issued in the Ordinary Course of Business and (iii) Contracts involving payments to or by the Sellers of less than $100,000.

(b)                                 All Contracts set forth in Section 1.1(d) of the Company Disclosure Letter are in full force and effect and enforceable against the Seller which is a party thereto in accordance with their terms.

(c)                                  Each Seller is in material compliance with all applicable terms and requirements of the IRB Loan Documents and each Contract set forth in Section 1.1(d) of the Company Disclosure Letter, and, to the Knowledge of the Sellers, each other Person that has or had any obligation or liability under any Contract set forth in Section 1.1(d) of the Company Disclosure Letter is in compliance in all material respects with all applicable terms and requirements of such Contract.

(d)                                 To the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected in any material respect to contravene, conflict with or result in a breach of, or give either Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the IRB Loan Documents or any Contract set forth in Section 1.1(d) of the Company Disclosure Letter.

(e)                                  No event has occurred or circumstance exists under or by virtue of any Contract set forth in Section 1.1(d) of the Company Disclosure Letter that (with or without notice or lapse of time) would cause the creation of any Lien (other than Permitted Liens) affecting any of the Assets.

(f)                                    To the Knowledge of Sellers, the Sellers are not party to any Contract that contains any covenant that prohibits Sellers from engaging in any line of business or competing with any Person, or that materially restricts Sellers’ ability to solicit, either directly or indirectly, through agents or consultants, or hire, potential officers, employees or consultants.

3.1.12.               Inventories. The aggregate Inventories (net of the aggregate reserves reflected in the Closing Net Working Capital Statement) are usable and salable in the usual and Ordinary Course of Business and are not obsolete or discontinued. All Inventories are recorded on the books of the Business at the lower of cost or market value determined in accordance with the Working Capital Principles.

3.1.13.               Customers. Section 3.1.13 of the Company Disclosure Letter lists the names and addresses of all customers of each Seller that ordered goods and services from such Seller with an aggregate value for each such customer of $1,000,000 or more during the twelve-month period ended July 31, 2005.

3.1.14.               Suppliers; Raw Materials. Section 3.1.14 of the Company Disclosure Letter lists the names of all suppliers from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $1,000,000 or more during the twelve-month period ended July 31, 2005.

3.1.15.               Products; Product and Service Warranties; Product Liability; Selling Material and Policies. Except for normal customer returns and allowances made in the Ordinary Course of Business and except for those instances which would not, individually or in the aggregate, have a Material Adverse Effect, (a) the products manufactured and sold and the services provided by the Sellers in connection with the Business conform with applicable contractual commitments in all material respects, and (b) no product manufactured and sold and no service provided by the Sellers in connection with the Business is subject to any guaranty, warranty or indemnity beyond the applicable customer terms and conditions of purchase. Since January 1, 2002, the Sellers have received no written claims alleging liability on the part of either Seller in connection with the Business (and, to the Knowledge of the Sellers, there is no basis for any present or future Proceeding against them that would give rise to any such liability in connection with the Business) arising out of any injury to any individual or property as a result of the use of any product manufactured and sold or any service provided by the Sellers in connection with the Business in the manner intended, on account of a defect in the manufacture of any such product that is currently offered for sale by either Seller. Section 3.1.15 of the Company Disclosure Letter sets forth a summary of all claims from customers since January 1, 2002 that the products purchased by them from Sellers were not manufactured in accordance with applicable specifications or were otherwise defective for which the aggregate sales price of products covered by such claims (together with all claims from other customers alleging similar matters with respect to such products) exceeds $250,000.

3.1.16.               Intellectual Property.

(a)                                  Title. Section 1.1(f) of the Company Disclosure Letter lists or generally describes all Intellectual Property that is owned by either Seller and exclusively used in, held for use in or necessary for the conduct of the Business (the “Owned Intellectual Property”) other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is not registered and not material to the Business. The Sellers own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens). The Intellectual Property Assets comprise all of the Intellectual Property necessary for the Buyer to conduct and operate the Business as now being conducted by the Sellers. No Owned Intellectual Property is assigned or registered jointly with a person other than a Seller.

(b)                                 Transfer. Immediately after the Closing, the Buyer will own all of the Owned Intellectual Property and, upon receipt of any necessary consents to assignment set forth on Section 1.1(f) of the Company Disclosure Letter, will have a right to use all other Intellectual Property Assets permitted by law, free from any Liens (other than Permitted Liens).

(c)                                  No Infringement. To the Knowledge of the Sellers, the conduct of the Business or any product or service of Sellers does not infringe, misappropriate or otherwise violate any rights of any Person in respect of any Intellectual Property.

(d)                                 Licensing Arrangements. Section 1.1(f) of the Company Disclosure Letter lists or generally describes all agreements other than customer and supplier purchase orders (i) pursuant to which either Seller has licensed any material Intellectual Property Assets to, or the use of any material Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which either Seller has had any material Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements set forth in Section 1.1(f) of the Company Disclosure Letter (x) are in full force and effect in accordance with their terms and no default exists thereunder by either Seller or by any other party thereto and (y) are free and clear of all Liens other than Permitted Liens.

(e)                                  No Intellectual Property Litigation. No written claim or demand of any Person has been made nor is there any Proceeding that is pending or, to the Knowledge of the Sellers, threatened that (i) challenges the rights of the Sellers or the validity or enforceability in respect of any Intellectual Property Assets material to the Business, (ii) asserts that any Seller is infringing, misappropriating or otherwise in conflict with, or is required to pay any additional royalty, license fee, charge or other amount with regard to, any Intellectual Property, other than maintenance and registration fees in the ordinary course of business, or (iii) claims that any material default exists under any agreement or arrangement set forth in Section 1.1(f) of the Company Disclosure Letter. None of the Owned Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Sellers.

(f)                                    No Conflicts. To the Knowledge of the Sellers, the Intellectual Property Assets are valid and enforceable and all due maintenance and annuity fees have been paid and, to the Knowledge of the Sellers, are not being infringed, misappropriated or otherwise violated by any Person. No Owned Intellectual Property which are material to the Business are being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property Asset.

(g)                                 Intellectual Property Opinions. Neither Seller nor the Guarantor has obtained any opinion of counsel regarding any third party Intellectual Property or any Intellectual Property Asset related to the Business.

(h)                                 Owned Shared Intellectual Property. Section 1.1(f) of the Company Disclosure Letter lists or generally describes all Intellectual Property that is owned by either Seller and exclusively used in, held for use in or necessary for the conduct of the Business, as well as other businesses of Sellers, as currently conducted (“Owned Shared Intellectual Property”) other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is not registered and not material to the Business.

3.1.17.               Insurance. Section 3.1.17 of the Company Disclosure Letter lists all insurance policies maintained by either Seller for the benefit of or in connection with the Assets or the Business. Section 3.1.17 of the Company Disclosure Letter lists all material claims made by the Sellers under any policy of insurance during the past two years with respect to the Business. All premiums due and payable for the insurance listed in Section 3.1.17 of the Company Disclosure Letter have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

3.1.18.               Real Property.

(a)                                  Owned Real Property. Section 3.1.18(a) of the Company Disclosure Letter lists all Owned Real Property, setting forth the address and owner of each parcel of Owned Real Property including, without limitation, the properties reflected as being so owned on the Financial Statements. Each Seller has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated in Section 3.1.18(a) of the Company Disclosure Letter as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b)                                 Leases. Section 3.1.18(b) of the Company Disclosure Letter lists all Leases, setting forth the address, landlord and tenant for each Lease. The Sellers have delivered to the Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding, enforceable and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Neither the Sellers nor, to the Knowledge of the Sellers, any other party is in default, violation or breach in any material respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect under any Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. The Sellers have a good and valid title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens. Each Seller enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

(c)                                  No Proceedings. There are no eminent domain or other similar Proceedings pending or, to the Knowledge of the Sellers, threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or Proceeding pending or, to the Knowledge of the Sellers, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 Current Use. The use and operation of the Owned Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Owned Real Property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Owned Real Property or the use or occupancy thereof that would have a Material Adverse Effect. No material damage or destruction, other than normal wear and tear, has occurred with respect to any of the Owned Real Property since January 1, 2002.

(e)                                  Compliance with Real Property Laws. The Owned Real Property is in material compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Owned Real Property (collectively, the “Real Property Laws”), and no Seller has received any notice of violation or claimed violation of any Real Property Law. No current use by any Seller of the Owned Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of any properties or assets used in connection with or otherwise material to the Business.

3.1.19.               Environmental Matters.

(a)                                  Permits. All active material Environmental Permits are identified in Section 3.1.19(a) of the Company Disclosure Letter, the Sellers currently hold all such Environmental Permits material to the Business and renewal of Environmental Permits if currently required have been timely applied for. No Seller has received written notice from any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the Ordinary Course of Business.

(b)                                 No Violations. Each of the Sellers and their respective Affiliates is in material compliance with all Environmental Permits and all applicable Environmental Laws pertaining to the Real Property and the Business. The Sellers have not received any written notice of any violation by either Seller of any Environmental Permit or any applicable Environmental Law relating to the conduct of the Business or the Real Property. Sellers have made available to Buyer copies of any material, investigations, studies, audits and inspections concerning Environmental Liabilities or the part of Sellers in connection with the Business or Real Property, including the Phase I and Phase II environmental reports listed on Section 3.1.19(b) of the Company Disclosure Schedule in the Sellers’ possession. The Sellers have made available to the Buyer copies of all Occupational Health and Safety (“OSHA”) correspondence and documents regarding worker accidents or injuries, including OSHA 300 logs, investigations, and written notices of violations (and the dispositions thereof) issued by OSHA or analogous state or local agencies to the Sellers since January 1, 2003 related to the Business or the Real Property.

(c)                                  No Actions. To the Knowledge of the Sellers, neither of the Sellers or any of their respective Affiliates has taken any action in the conduct of the Business or affecting the Real Property that would reasonably be expected to result in material liability of any of them under any Environmental Law, including the treatment, generation, storage or Release of any Hazardous Substances.

(d)                                 Investigations and Remediations. Neither Seller is financing or conducting any investigation or remediation involving any Hazardous Substances related to the conduct of the Business at any location under any Environmental Law.

(e)                                  Orders, etc. Neither Seller is a party to any outstanding order, judgment, injunction, decree or agreement with any Governmental Authority which requires any action under any Environmental Law by either Seller.

(f)                                    Disposal of Hazardous Substances. The Sellers have not, and, to the Knowledge of the Sellers, no other Person has, stored, discharged, buried, or disposed of Hazardous Substances resulting from, any business, commercial or industrial activities, operations or processes, on or beneath the Real Property, other than in material compliance with applicable Environmental Laws and, to the Knowledge of the Sellers, the Sellers have not disposed of or arranged for the disposal or treatment of Hazardous Substances generated by them in the conduct of the Business at any other location in a manner which would be expected to result in any material Environmental Liability being asserted against the Sellers.

3.1.20.               Employees, Labor Matters, etc.

(a)                                  Section 3.1.20(a) of the Company Disclosure Letter lists all collective bargaining agreements of the Sellers specifically relating to each company facility that is represented by a labor organization and all known or threatened current labor organizing activities that relate to the Business. The Sellers are in material compliance with all collective bargaining agreements of the Sellers regarding each company facility associated with the Business that is represented by a labor organization, including any provision requiring notice of the transactions contemplated by this Agreement. Since January 1, 2000 there has not occurred or, to the Knowledge of the Sellers, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. There are no labor disputes currently subject to any arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Sellers, threatened with respect to any employee employed in the operation of the Business. Each Seller has complied in all material respects with Applicable Law in effect as of the date of this Agreement pertaining to the employment of employees, including, without limitation, all such laws relating to labor relations, wages, hours, working conditions, occupational safety and health, workers’ compensation, plant closings and mass layoffs, immigration, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment acts (collectively, “Labor Laws”). The Sellers have not received notice of the intent of any Governmental Authority responsible for the enforcement of any Labor Law to conduct an investigation with respect to any employees employed in the operation of the Business and, to the Knowledge of the Sellers, no such investigation is threatened. There exists no pending or, to the Knowledge of Sellers, threatened lawsuit, administrative proceeding or investigation involving the Business and any current or former director, officer or employee of the Business, including under any Labor Law or any claim for wrongful termination or breach of an express or implied contract of employment, other than routine employee grievances.

(b)                                 Section 3.1.20(b) of the Company Disclosure Letter lists all written (and, to the Knowledge of the Sellers, oral) agreements (other than “at-will” employment or consulting agreements) (i) for the employment of any individual employed in the operation of the Business on a full-time, part-time, consulting or other basis and (ii) to provide to any individual employed in the operation of the Business any severance benefits upon the termination of such individual’s employment with the Sellers.

3.1.21.               Employee Benefit Plans and Related Matters.

(a)                                  Employee Benefit Plans. Section 3.1.21(a) of the Company Disclosure Letter lists each “employee benefit plan,” as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option or other equity-based plan that (i) provides benefits or compensation in respect of any employee employed in the operation of the Business (the “Employees”) or the beneficiaries or dependents of any such Employee and (ii) is maintained or contributed to by the Sellers (collectively, the “Plans”). The Sellers have provided the Buyer complete and correct copies of all written Plans.

(b)                                 Qualification. Each Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and, to the Knowledge of the Sellers, nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

(c)                                  Compliance; Liability.

(i)                                     Each of the Plans has been operated and administered in compliance with all Applicable Laws, except for any failure so to comply that, individually or in the aggregate, would not result in a Material Adverse Effect.

(ii)                                  No Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

3.1.22.               Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby, have been carried on with-

out the participation of any Person acting on behalf of either Seller or its Affiliates and in such manner as not to give rise to any valid claim against the Buyer or any of its Subsidiaries for any brokerage or finder’s commission, fee or similar compensation.

3.1.23.               Sufficiency of Assets.

(a)                                  Section 3.1.23(a) of the Company Disclosure Letter lists all Assets consisting of machinery, equipment, vehicles, furniture or other tangible personal property owned by the Sellers having any original individual cost in excess of $10,000 and the location thereof.

(b)                                 Section 3.1.23(b) of the Company Disclosure Letter lists all Assets consisting of property and assets (other than the Real Property) used in the Business that are leased by the Sellers and that involve payments by such Seller in excess of $30,000 per year. For all such leased assets, Sellers have made available to the Buyer true and complete copies of all leased and other agreements affecting such assets.

(c)                                  The Assets, together with the services to be provided under the Collateral Agreements, (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Sellers’ business in the manner presently operated by the Sellers and (b) include all of the operating assets of the Sellers.

(d)                                 As of the date of this Agreement, the aggregate amount owing under the IRB Loan Agreement is a principal amount of $7,500,000 plus accrued and unpaid interest since December 31, 2005.

3.2.                              Representations and Warranties of the Buyer. Except as set forth in the Buyer Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement) delivered by the Buyer to the Sellers prior to execution of this Agreement (the “Buyer Disclosure Letter”), the Buyer represents and warrants to the Sellers as follows:

3.2.1.                     Corporate Status; Authorization, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by the Buyer of the Collateral Agreements will have been, duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date the Buyer will have duly executed and delivered the Collateral Agreements. This Agreement is, and on the Closing Date each of the Collateral Agreements will be, a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

3.2.2.                     No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and each of the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or bylaws or other organizational documents of the Buyer, (ii) any Applicable Law applicable to the Buyer or any of its Affiliates or any of its or their properties or assets or (iii) any contract, agreement or other instrument applicable to the Buyer or any of its Affiliates or any of its or their properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of the Buyer to perform its obligations under this Agreement or under any of the

Collateral Agreements. No Governmental Approval is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

3.2.3.                     Litigation. There is no action, claim, suit or proceeding pending, or to the Buyer’s knowledge threatened, by or against or affecting the Buyer in connection with or relating to the transactions contemplated by this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

3.2.4. Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of the Buyer or its Affiliates and in such manner as to not give rise to any valid claim against the Sellers or their Affiliates for any brokerage or finder’s commission, fee or similar compensation.

3.2.5. Financing. The Buyer has, and will at the Closing Date have, funds available in amounts sufficient to pay the Purchase Price and related expenses of the transactions contemplated hereby to be paid by it hereunder.

ARTICLE IV

COVENANTS

4.1.                              Covenants of the Sellers.

4.1.1.                     Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, the Sellers will:

(a)                                  carry on the Business in the ordinary course, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts to preserve intact its present business organization and its relationship with customers, suppliers and others having business dealings with it;

(b)                                 perform in all material respects all of their obligations under all Contracts of the Business or the Assets, and comply in all material respects with all Applicable Laws applicable to the Assets or the Business;

(c)                                  subject to Section 2.4, pay Trade Accounts Payable and other obligations of the Business when they become due and payable in the Ordinary Course of Business, including without limitation the weekly payment of Trade Accounts Payable in the Ordinary Course of Business;

(d)                                 not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee, except in each case in the Ordinary Course of Business;

(e)                                  not hire or fire employees of the Business outside of the Ordinary Course of Business;

(f)                                    maintain in the Ordinary Course of Business the tangible Assets currently used in the operation of the Business in good repair, working order and operating condition subject only to ordinary wear and tear;

(g)                                 maintain the books of account and records of the Business in the usual, regular and ordinary manner consistent with past policies and practice;

(h)                                 comply in all material respects with all Applicable Laws applicable to the Business or any of the properties or Assets of the Business;

(i)                                     use commercially reasonable efforts to maintain the good standing of the Sellers in their respective jurisdictions of incorporation and in the jurisdictions in which any Seller is qualified to do business, as a foreign corporation or otherwise, and to maintain all Governmental Approvals and other consents material to the Business;

(j)                                     not sell any Assets other than in the Ordinary Course of Business;

(k)                                  not make sales of inventory except in the Ordinary Course of Business;

(l)                                     not purchase, order or otherwise acquire inventory for the Business from any unit of the Sellers outside the Ordinary Course of Business;

(m)                               acquire the equipment subject to the equipment leases specified in Section 4.1.1(m) of the Company Disclosure Letter and terminate all ownership and other rights of the owners/lessors of such equipment (such equipment to be “Assets” hereunder);

(n)                                 with respect to any item that would be an “Asset” pursuant to the second parenthetical in Section 1.1(a) if the date of this Agreement were the Closing Date, take any action to cause such item not to be (i) located on or at the Real Property, (ii) in transit to or from the Real Property or (iii) held at or by a third party for purposes of repairs, cleaning, maintenance, storage or the like, other than, in each case, in the Ordinary Course of Business; and

(o)           not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (n) of this Section 4.1.1.

4.1.2.                     Access and Information.

(a)                                  So long as this Agreement remains in effect, each Seller will give the Buyer and its Representatives full access during normal business hours to, and furnish them with, all of such Seller’s non-privileged documents, Tax Returns, records, work papers and information with respect to the Assets, reports and records relating to the Business as the Buyer shall from time to time reasonably request. In addition, the Sellers will permit the Buyer and its Representatives reasonable access to such personnel of the Sellers during normal business hours as may be necessary or useful to the Buyer in its review of the properties, assets and business affairs of the Business and the above-mentioned documents, records and information.

(b)                                 The Sellers will retain all books and records relating to the Business in accordance with the Sellers’ record retention policies as presently in effect. During the three-year period beginning on the Closing Date, the Sellers shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer’s expense.

(c)                                  So long as this Agreement remains in effect, each Seller will give the Buyer and its Representatives full access during normal business hours and furnish them with all of such Seller’s non-privileged documents, records and information with regard to the Assets and the Business, as the Buyer or its Representatives may require for the purpose of developing the post-Closing Environmental Site Assessments, compliance reviews and asbestos assessments as more fully described in Sections 4.3(a) and 4.3(b).

4.1.3.                     Public Announcements. Prior to the Closing, except as required by Applicable Law and in connection with obtaining the consents set forth in Section 5.3.2, the Sellers shall not, and they shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the Collateral Agreements or the transactions contemplated hereby or thereby without the prior written consent of the Buyer, which consent is not to be unreasonably withheld; provided, however, that with respect to any public announcement required by Applicable Law, Sellers shall give to Buyer the right to review any such public disclosure as promptly as practicable prior to its publication to the extent practicable.

4.1.4.                     Further Actions.

(a)                                  The Sellers agree to use commercially reasonable efforts to take all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including using commercially reasonable efforts to obtain, or cause to be obtained, all consents material to the operation of the Business and the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the sale and transfer of the Assets or the other transactions contemplated hereby or thereby) by February 28, 2006.

(b)                                 The Sellers will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by either of them pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act.

(c)                                  The Sellers will, and will cause each of their Affiliates to, coordinate and cooperate with the Buyer in exchanging such information and supplying such assistance as may be reasonably requested by the Buyer in connection with the filings and other actions contemplated by Section 4.2.2.

(d)                                 The Sellers will not, and will cause each of their Affiliates not to, register or transfer to a third party the Owned Shared Intellectual Property set forth in Section 1.1(f) of the Company Disclosure Letter without the consent of the Buyer. The Sellers will, and will cause each of their Affiliates to, take commercially reasonable measures to protect the trade secrets constituting Owned Shared Intellectual Property set forth in Section 1.1(f) of the Company Disclosure Letter.

4.1.5.                     Further Assurances. Following the Closing, the Sellers shall, from time to time, (a) execute and deliver such additional instruments, documents, conveyances or assurances as shall be reasonably necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby, (b) provide the Buyer with access to all books, records, manuals and other materials of the Sellers relating to the Business or the Assets that are retained by the Sellers, except that the Sellers and their respective Affiliates shall not be required to provide access to any information that such party is required pursuant to Applicable Law or enforceable contract, agreement or other instrument to keep confidential, (c) make available to Buyer, at Buyer’s cost and on reasonable notice, the Sellers’ employees when reasonably requested by the Buyer and (d) execute such documents as the Buyer may reasonably request to enable the Buyer to file any required reports or Tax Returns relating to the Buyer.

4.1.6.                     Transfer Taxes. The Buyer and Sellers shall each be responsible for the timely payment of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, real property gains or transfer, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements. The Buyer and the Sellers will cooperate with each other in attempting to minimize Transfer Taxes. Transfer Taxes shall be borne equally by the Buyer and the Sellers.

(b)                                 As between the Sellers, on the one hand, and the Buyer, on the other hand, the party that has the primary responsibility under Applicable Law for filing any Tax Return required to be filed in respect of Transfer Taxes shall prepare and timely file such Tax Return, provided that such party’s preparation of such Tax Return shall be subject to the other party’s approval, which approval shall not be withheld unreasonably.

(c)                                  To the extent applicable to the Assets and the transactions contemplated hereby at Closing, the Buyer will provide to Sellers any and all certificates, in a form reasonably acceptable to the appropriate tax authorities, stating that Buyer’s purchase of such Assets is exempt from any sales and use taxes and that the Buyer intends to use the Assets in a manner to exempt the transaction from sales and use taxes. With respect to such Assets, Sellers shall not collect any sales or use taxes in reliance upon these certificates and Buyer shall reimburse Sellers for any sales or use taxes that may be paid by Sellers if Buyer’s subsequent use of the Assets does not comply with the exemptions to sales and use tax laws.

4.1.7.                     Bulk Sales Laws. The Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the transactions contemplated by this Agreement and the Collateral Agreements.

4.1.8. Exclusivity.

(a)                                  Until the earlier of (i) the Closing or (ii) the termination of this Agreement, none of the Guarantor, the Sellers or any of their respective Affiliates will (y) directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from, discuss or negotiate with (whether such negotiations are initiated by the Guarantor, the Sellers or any of their respective Affiliates, any agent or representative of any of the foregoing Persons, or otherwise), provide any information or documentation to, any Person other than the Buyer, its Affiliates, co-investors, potential financing sources, successors and assigns, or (z) enter into an agreement with any Person, other than the Buyer, its Affiliates, co-investors, potential financing sources, successors and assigns, in each case, relating to the acquisition of all or substantially all of the capital stock or assets of the Sellers (including any acquisition structured as a merger, consolidation or share exchange).

(b)                                 The parties recognize and acknowledge that a breach by the Guarantor, the Sellers or their respective Affiliates of this Section 4.1.8 will cause irreparable and material loss and damage to the Buyer as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

4.1.9.                     Other Actions. The Sellers shall comply with the agreements set forth in Section 4.1.9. of the Company Disclosure Letter.

4.1.10.               Minerva, Ohio Site. The Sellers agree that they will, as soon as reasonably practical following Closing, and at Seller’s sole cost and expense, cause to be conducted at the Minerva, OH facility the additional Phase II property assessment activities identified in the February 2003 Ohio Voluntary Action Program (“VAP”) Phase II Environmental Site Assessment for the site, as well as such further investigation and, if necessary, remediation, as may be required following completion of those activities, in order for the Sellers’ consultant to issue a No Further Action Letter for the purpose of having Ohio EPA grant to Seller and Buyer a “covenant not to sue” under the VAP.

4.2.                              Covenants of the Buyer.

4.2.1.                     Public Announcements. Prior to the Closing, except as required by Applicable Law and in connection with obtaining the consents set forth in Section 5.2.2, the Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers, which consent is not to be unreasonably withheld, provided, however, that with respect to any public announcement required by Applicable Law, the Buyer shall give to the Sellers the right to review any such public disclosure as promptly as practicable prior to its publication to the extent practicable.

4.2.2.                     Further Actions.

(a)                                  The Buyer agrees to use all commercially reasonable efforts to take all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby by February 28, 2006.

(b)                                 The Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Buyer or its Affiliates pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the Buyer’s acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act.

(c)                                  The Buyer will coordinate and cooperate with the Sellers in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Sellers in connection with the filings and other actions contemplated by Section 4.1.5.

(d)                                 The Buyer will cooperate with the Sellers in filing and recording within 60 days after the Closing Date a disclosure document required to be provided by the Sellers pursuant to the Indiana Responsible Property Transfer Law.

(e)                                  After the Closing, the Buyer will not, and will cause each of its Affiliates not to, register or transfer to a third party the co-owned Intellectual Property set forth in Section 1.1(f) of the Company Disclosure Letter without the consent of the Sellers. The Buyer will, and will cause each of its Affiliates to, take commercially reasonable measures to protect the trade secrets constituting Owned Shared Intellectual Property set forth in Section 1.1(f) of the Company Disclosure Letter.

4.2.3.                     Further Assurances. Following the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances as shall be necessary, or otherwise reasonably requested by the Sellers, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

4.2.4.                     Use of Business Names and Marks by the Buyer. To the extent the trademarks, service marks, brand names or trade, corporate or business names of the Sellers or of any of the Sellers’ Affiliates or divisions (other than the Business) are used by the Business on signage, invoices, receipts, packaging, product literature and materials, computer programs or like materials (“Marked Materials”) or appear on Inventory at the Closing, the Buyer may use such Marked Materials or sell such Inventory after the Closing for a period of 180 days without altering or modifying such Marked Materials or Inventory, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but the Buyer shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of the Sellers; provided that, notwithstanding the foregoing or any other provision of this Agreement, in no event shall the Buyer use letterhead of the Sellers or of any of the Sellers’ Affiliates or divisions.

4.2.5.                     Confidentiality. The Confidentiality Agreement shall terminate as of the Closing. Except as otherwise provided in this Agreement, (a) the Sellers will, and will cause their Subsidiaries (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to, keep confidential all information in the possession of the Sellers, or to which the Sellers are given access pursuant to Section 2.5(d), 4.2.3 or 8.2(d), after the Closing that relates to the Business or the Assets and (b) the Buyer will, and will cause its Subsidiaries (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to, keep confidential all information in the possession of the Buyer, or to which the Buyer is given access pursuant to Section 2.5(d), 4.1.5 or 8.2(d), after the Closing that relates to the Sellers and is not information solely related to the Business and the Assets. The provisions of this Section 4.2 shall not apply to the disclosure by any party hereto or its Subsidiaries of any information, documents or materials which are (i) or become publicly available, other than by reason of a breach of this Section 4.2 by the disclosing party or any Affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by Applicable Law to be disclosed by such party, or (iv) necessary to establish such party’s rights under this Agreement or any Collateral Agreement, provided that, in the case of clauses (iii) and (iv), the Person intending to make disclosure of confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

4.2.6.                     Bulk Sales Laws. The Buyer hereby waives compliance with the Bulk Sales Laws in connection with the transactions contemplated by this Agreement and the Collateral Agreements.

4.2.7.                     Minerva, Ohio Site. Following the Closing, the Buyer shall provide Sellers or their Representatives access to the Minerva, OH, facility for the purpose of conducting the continued investigation of the site, and any other required work thereon, in furtherance of the preparation of a No Further Action Letter to enable the Sellers to obtain a “covenant not to sue” from the Ohio Environmental Protection Agency (“Ohio EPA”), as required in Section 4.1.10.

4.2.8.                     Other Agreements. Buyer will enter into an agreement reasonably satisfactory to Buyer and Sellers providing that Buyer will license to Sellers and Metaldyne Zell any software updates to the Co-Owned Differential Gear Software which Buyer may obtain from time to time; provided that Buyer shall have no obligation to obtain any such updates, Buyer may cease use of such software at any time, any such updates shall be provided without representation or warranty and Sellers and their Affiliates shall comply with any restrictions applicable to Buyer and the provisions of Section 4.1.4(d) with respect to such updates. Seller licensees shall have no right to sublicense any such update. Such license agreement shall contain mutually acceptable provisions with respect to reimbursement of Buyer for any out of pocket costs incurred in connection with obtaining and maintaining any such updates.

4.3.          Baseline Environmental Assessment.

(a)           Michigan Sites. The Sellers and the Buyer agree that: (i) prior to Closing, Buyer and its consultant, in consultation with the Sellers and their consultant, shall develop a work plan, to commence promptly after the Closing, for Baseline Environmental Site Assessments under Part 201 of the State of Michigan’s Natural Resources and Protection Act, 1994 PA 451 (hereafter “Baseline Environmental Assessment Program”) of the Real Property located in the State of Michigan and listed or described in Section 1.1(i) of the Company Disclosure Letter; (ii) the scope of the Environmental Site Assessments conducted by the Buyer after the Closing shall be limited to those activities sufficient to enable the Buyer to obtain liability protection under the Baseline Environmental Assessment Program, and, may include, as well an environmental compliance review and visual assessment of asbestos containing materials; (iii) Sellers have the right to have representatives present at all times during Environmental Site Assessment activities on the Real Property and shall have the right to request and receive splits of any samples taken during such activities; (iv) any Environmental Site Assessment Reports prepared pursuant to this Section shall be submitted to Sellers in draft form for review and comment prior to submittal to the Michigan Department of Environmental Quality under the regulations for the Baseline Environmental Assessment Program.; (v) any reports prepared pursuant to this Section relative to any environmental compliance review or environmental assessment of asbestos shall be submitted to Sellers in draft form for review and comment; (vi) copies of all final reports relating to activities authorized under this Section shall be provided to Sellers within five business days of their completion.

(b)           Indiana and Canal Fulton, Ohio Sites. As a result of its investigations to date, Buyer will not conduct a Phase II Environmental Site Assessment or further assessment of asbestos at the Real Property located in Indiana and Canal Fulton, Ohio. Buyer (and its consultants) shall complete the environmental compliance reviews of these sites upon receipt of certain documents that have been, or will be prior to Closing, requested of Sellers. If any reports are prepared pursuant to this Section relating to environmental compliance reviews or visual assessment of asbestos containing materials, such reports shall be submitted to Sellers in draft form for review and comment prior to finalization of said reports. Copies of all final reports, if any, relating to activities authorized under this Section shall be provided to Sellers within five business days of their completion.

ARTICLE V

CONDITIONS PRECEDENT

5.1.          Conditions to Obligations of Each Party. The obligations of each of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

5.1.1.       HSR Act Notification. In respect of the notifications of the Buyer and the Sellers pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

5.1.2.       No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Collateral Agreements.

5.2.          Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer)

on or prior to the Closing Date of the following additional conditions, which the Sellers agree to use reasonable good faith efforts to cause to be fulfilled:

5.2.1.       Representations; Performance.

(a)           The representations and warranties of the Sellers and the Guarantor contained in this Agreement and in the Collateral Agreements (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Closing Date.

(b)           Each Seller and the Guarantor shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date.

(c)           The Sellers shall have delivered the Trade Accounts Payable Statement to the Buyer five (5) Business Days prior to the Closing Date.

(d)           Each Seller and the Guarantor shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officer, certifying as to the matters set forth in Sections 5.2.1(a) and (b).

5.2.2.       Consents.

(a)           All consents, amendments, legal opinions, letters and other actions required in order to assign the IRB Loan Documents and to institute an Alternate Credit Facility (as such term is defined in the IRB Loan Agreement) under the IRB Loan Agreement shall have been executed or obtained, as the case may be, on terms reasonably satisfactory to the Buyer.

(b)           The Sellers shall have obtained and shall have delivered to the Buyer copies of all consents and extensions, or other actions reasonably satisfactory to the Buyer, set forth in Section 5.2.2 of the Company Disclosure Letter.

5.2.3.       Collateral Agreements. The Guarantor and the Sellers or one of their Affiliates, as the case may be, shall have entered into each of the following agreements with the Buyer:

(a)           a transitional services agreement, in the form and substance reasonably satisfactory to the Buyer and Sellers, pursuant to which the Sellers will provide to the Buyer for a period of up to twelve months following the Closing Date certain of those goods, rights and services specified therein that are currently provided or made available to the Business by the Sellers or their Affiliates; and

(b)           a supply agreement, in the form of Exhibit A, pursuant to which the Sellers will purchase from the Buyer those goods, rights and services specified therein that are currently provided or made available to the Business by the Sellers or their Affiliates.

5.2.4.       Transfer Documents. The Sellers shall have executed and delivered to the Buyer at the Closing all documents, certificates and agreements reasonably necessary to transfer to the

Buyer good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

(a)           a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyer and Sellers, dated the Closing Date, with respect to the Assets (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.2.4);

(b)           a general warranty deed, dated as of the Closing Date, with respect to the Owned Real Property included in the Assets, in form and substance reasonably satisfactory to the Buyers and the Sellers, together with any necessary transfer declarations or other filings;

(c)           an assignment of lease, in form and substance reasonably satisfactory to the Buyers and the Sellers, dated as of the Closing Date, with respect to each real property Lease listed on Schedule 5.2.2, together with any necessary transfer declarations or other filings, together with a consent to assignment of the Lease from the landlord thereunder (to the extent required by the Lease) and an estoppel certificate from the landlord identifying in the Lease to the assigned, setting forth the rent payable thereunder and term of the Lease and stating that there are no defaults by the tenant thereunder;

(d)           certificates of title to all owned motor vehicles included in the Assets to be transferred to the Buyer hereunder, duly endorsed for transfer to the Buyer as of the Closing Date; and

(e)           as to the Owned Real Property:

(i)            such affidavits or assurances to the Buyer’s title insurance company as will permit the Buyer to obtain (upon the Buyer’s payment of applicable premiums) an owner’s policy of title insurance insuring title to the Owned Real Property to be in the Buyer, free and clear of all liens and encumbrances other than Permitted Liens,

(ii)           such surveys, plans/specifications, warranties and property records which are in the Seller’s possession, and

(iii)          keys to locks located on the Owned Real Property.

5.2.5.       Indiana Responsible Property Transfer Law. Any disclosure document required to be provided by the Sellers pursuant to the Indiana Responsible Property Transfer Law shall have been provided to the Buyer on or prior to the Closing Date.

5.2.6.       FIRPTA Certificate. Each Seller shall deliver to the Buyer a certification dated as of the Closing Date, in the form required by Treasury Regulations § 1.1445-2(b)(2) and signed under penalties of perjury, stating that such Seller is not a foreign person (within the meaning of section 1445 of the Code).

5.3.          Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Sellers), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

5.3.1.       Representations, Performance, etc.

(a)           The representations and warranties of the Buyer contained in this Agreement and the Collateral Agreements (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Closing Date.

(b)           The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date.

(c)           Each Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its duly authorized officer, certifying as to the matters set forth in Section 5.3.1(a) and (b).

5.3.2.       Consents. The Sellers shall have obtained copies of all consents set forth in Section 5.3.2 of the Company Disclosure Letter.

5.3.3.       Assumption Agreement. The Sellers shall have received from the Buyer the Assumption Agreement.

5.3.4.       Collateral Agreements. The Buyer shall have entered into each of the Collateral Agreements.

5.3.5.       Bank Consent. Sellers shall have received a consent under their bank credit facility to the sale of the Business.

ARTICLE VI

EMPLOYEES AND EMPLOYEE BENEFIT PLANS

6.1.          Employment of the Sellers’ Employees.

6.1.1.       Non-Solicitation. Beginning on the date of this Agreement and continuing for a period of two years from the Closing Date, the Sellers and the Guarantor will not, and will not permit any of their Affiliates, either directly or indirectly, through agents or consultants, to, employ any employee of the Buyer who was a Management Employee of the Business as of the date of this Agreement (other than the employment of such persons in the Business from the date hereof through the Closing Date) without obtaining the prior written consent of the Buyer to such action; provided that the Sellers may employ any such person who has been terminated by the Buyer prior to commencement of employment discussions between the Sellers and such persons.

6.1.2. Employees Represented by a Labor Organization. Effective as of the Closing Date, the Buyer will hire all employees at any Acquired Facility organized by a labor organization and assume the collective bargaining agreements listed in Section 6.1.2 of the Company Disclosure Letter (“Assumed Collective Bargaining Agreements”), as well as any duty to bargain at any such facility and the Buyer shall notify labor organizations at any Acquired Facility of its obligations in this regard prior to Closing. Such assumption will include, but not be limited to, offering employment to all represented employees at Acquired Facilities organized by labor organizations on terms and conditions they enjoy under the collective bargaining agreement with the Buyer.

6.1.3. Transferred Employees. Effective as of the Closing Date, the Buyer shall offer to employ, with a wage and benefits package as of the Closing Date that is comparable in the aggregate to or better than the wage and benefits package such Employees were entitled to receive from the Sellers, all of the Employees who are actively employed in the Business on the Closing Date immediately after giving effect to the transactions contemplated hereby (each such Employee who accepts such offer, together with Employees represented by a labor organization as provided at Section 6.1.2 above, being hereafter referred to as a “Transferred Employee”), it being agreed that persons who are on layoff or leave and who have a right to return to work at an Acquired Facility or who are on short-term (not more than six months) medical disability leave (including pregnancy leave) as of the Closing Date or who are on any other authorized leave (such as military, family or other leaves where return to work is subjectto statutory or contractual requirements) are to be considered Employees who are actively employed, andit is also agreed that persons on long-term medical disability or worker’s compensation as of the Closing Date and persons whose employment has terminated or will terminate prior to the Closing Date without any right to return to work are not to be considered Employees who are actively employed. Notwithstanding the foregoing, (i) the provisions of Sections 6.1.1 and 6.1.2 shall not be construed to limit the ability of the Buyer to terminate any such Employee at any time for any reason after the Closing Date except as otherwise prohibited by law, or subject to the terms and conditions of any Assumed Collective Bargaining Agreement, and (ii) the Buyer shall not be obligated to provide any benefits that are comparable to any stock based benefits or any defined benefit pension plan benefits, except in connection with Assumed Collective Bargaining Agreements. From and after the Closing Date, the Buyer shall also assume responsibility to provide Transferred Employees with disability benefits in the same manner and to the same extent as such Transferred Employees would have been entitled to receive under the Sellers’ disability plans and the Buyer shall assume the responsibility to provide Transferred Employees with continuing benefits and coverage required, if any, under section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA. Notwithstanding any other provision of this Article VI, subject to Section 6.1.4, after the Closing Date the Buyer shall not be prohibited from amending or terminating any benefit or compensation plan, program, practice, policy, agreement or arrangement covering any Transferred Employee (subject to any applicable terms and conditions of any Assumed Collective Bargaining Agreement). From and after the Closing, the Buyer shall be solely responsible for any and all liabilities, obligations and responsiblities in respect of the Transferred Employees, and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such Transferred Employee by the Sellers (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accruecompensation or benefits under, any Plan (other than any stock based Plan or any Plan that is a defined benefit pension plan) or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Sellers or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation), except, in any such case, to the extent any such liability, obligation or responsibility (x) is specifically retained by the Sellers pursuant to this Article VI or (y) relates to services rendered and arose prior to the Closing Date and is not reflected on the Closing Net Working Capital Statement in a manner consistent with the prior practice of the Sellers. Notwithstanding any other provision of this Agreement, the Sellers shall retain all liability for defined benefit pension benefits accrued by Transferred Employees as of the Closing Date, and shall retain all responsibility and liability arising out of or relating to the Metaldyne Corporation Pension Plan (MascoTech) (the “Seller Pension Plan”). On or as soon as practicable following the Closing Date, the Buyer shall establish a defined benefit pension plan (the “Buyer Pension Plan”) to provide for such defined benefit pension benefits as are required to be provided to Transferred Employees from and after the Closing Date pursuant to any Assumed Collective

Bargaining Agreement; provided, however, that the Buyer Pension Plan shall provide credit with respect to Transferred Employees for service credited under the Seller Pension Plan for purposes of eligibility, vesting and benefit accrual, and shall also provide that the benefit accrued with respect to any Transferred Employee under the Buyer Pension Plan shall be reduced by the benefit accrued with respect to such Transferred Employee under the Seller Pension Plan.

6.1.4.       Responsibility Under the Worker Adjustment and Retraining Notification Act (WARN). The Buyer shall not, during the sixty (60) day period after the Closing Date, change the terms and conditions of the employment of the Transferred Employees such that such changes would result in the employees becoming eligible for notice or notice pay under the federal law known as the Worker Adjustment and Retraining Notification Act (“WARN”). Except as to this condition, the parties agree that the Sellers shall be responsible for any required WARN notices under WARN up until the date and time of Closing and the Buyer for WARN notices after the date and time of Closing. If and when such notice is required for Transferred Employees at any time (if ever) due to actions or inactions of the Buyer but is not given, the Buyer shall be responsible to indemnify the Sellers for the Sellers’ portion of any pay in lieu of notice required under WARN to be paid by the Sellers.

6.2.          Worker’s Compensation Claims.

(a)           The Sellers shall retain liability for all suits, claims, proceedings and actions pending as of or commenced after the Closing Date resulting from actual or alleged harm or injury to Transferred Employees where the incident or accident giving rise to such liability occurred prior to the Closing Date. The Buyer shall assume liability for all suits, claims, proceedings and actions commencedby or on behalf of a Transferred Employee on or after the Closing Date where the incident or accident giving rise to such liability occurs on or after the Closing Date. The Buyer shall make all necessary arrangements to provide worker’s compensation insurance and cover claims for Transferred Employees arising on or after the Closing Date and to ensure the management of such claims.

(b)           Buyer will offer to hire any Employee at a wage and benefits package that would meet the requirements of Section 6.1.3 who is on worker’s compensation leave as of the Closing Date and who is not otherwise a Transferred Employee as of the Closing Date, upon the date that both the following conditions are met (i) the employee is able to return to work, and (ii) there is a position with the Buyer that the Employee can fill for which the Employee is reasonably qualified and for which the Employeecan perform the essential functions, with or without reasonable accommodation. In the case of Employeeswho are on worker’s compensation leave at an Acquired Facility but whom are covered by a Assumed Collective Bargaining Agreement, the Buyer will hire such Employees as of the Closing Date and provide such leave manner and reinstatement in the manner provided by the Assumed Collective Bargaining Agreement. In either case, effective upon being hired, such Employees shall be deemed to be a Transferred Employee for purposes of this Agreement. Notwithstanding the foregoing, the provisions of this Section 6.2(b) shall not be construed to limit the ability of the Buyer to terminate any such Employee at any time for any reason after the Closing Date except as otherwise prohibited by law, or subject to the terms and conditions of any Assumed Collective Bargaining Agreement.

6.3.          Welfare Benefit Plans.

6.3.1.       Transferred Employees. Payment of claims for all Transferred Employees and their dependents and beneficiaries (the “Covered Employees”) and their respective eligible dependents under the welfare benefit plans (as defined in section 3(1) of ERISA) maintained by the Sellers or their Affiliates for the benefit of Employees prior to the Closing Date (the “Seller Welfare Plans”) shall be cut off and terminated as of the Closing Date, provided that the Sellers shall remain liable for all claims incurred and made by Covered Employees prior to the Closing Date that remain unpaid as of the

Closing Date. Subject to the satisfaction of any conditions, limitations or waiting periods referred to in the last sentence of this Section, the welfare benefit plans (as defined in section 3(1) of ERISA) maintained by the Buyer or its Affiliates (the “Buyer Welfare Plans”) shall provide coverage and benefits to such Covered Employees (and the eligible dependents of such Covered Employees) in substantially the same manner as provided by the Sellers prior to the Closing Date. The Buyer Welfare Plans shall be liable for claims incurred or made by Covered Employees on or after the Closing Date. The Covered Employees shall be entitled to apply deductibles and out of pocket payments expended for covered medical and dental expenses under the Seller Welfare Plans in the plan fiscal year ending December 31, 2005 to the deductibles and out of pocket maximums under the Buyer Welfare Plans, if any, for the plan fiscal year which ends on December 31, 2005. If requested by the Buyer, the Sellers shall furnish the Buyer with a schedule within a reasonable period of time following the Closing Date setting forth the deductibles and out of pocket maximums incurred under the Seller Welfare Plans for each Covered Employee. The Seller Welfare Plans shall be liable only for claims incurred and actually made prior to the Closing Date. The Seller Welfare Plans shall continue to operate in their usual and customary manner for all periods between the date that this Agreement is executed and the Closing Date. No pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accident, death and dismemberment insurance, disability, sickness and accident and medical benefits under the Buyer Welfare Plans shall apply to the Covered Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under the Seller Welfare Plans as of the Closing Date.

6.3.2.       Cooperation. To the extent that the Buyer or the Sellers are unable to, with reasonably diligent effort and at reasonable expense, perform their obligations in the manner contemplated by this Article VI, the Buyer and the Sellers shall cooperate in order to achieve the most economic transfer reasonably practicable and the Buyer on the one hand and the Sellers on the other agree to indemnify each other for any incremental expenses incurred by the other as a result of any accommodation by either such party from the respective responsibilities assigned to the parties by this Section 6.3.2.

6.4.          Information; Cooperation. If after the Closing, in order properly to prepare documents or reports required to be filed with Governmental Authorities or financial statements, it is necessary that the Buyer or the Sellers be furnished with additional information relating to the Business and such information is in possession of any party hereto, such party will use its reasonable efforts to furnish, or cause to be furnished, such information to the party requesting information. Notwithstanding the above, to the extent that the Buyer or the Sellers are unable to, with reasonably diligent effort and at reasonable expense, perform their obligations in the manner contemplated by this Article VI, the Buyer and the Sellers shall cooperate in order to achieve the most economic transfer reasonably practicable and the Buyer on the one hand and the Sellers on the other agree to indemnify each other for any incremental expenses incurred by the other as a result of any accommodation by either such party from the respective responsibilities assigned to the parties by this Article VI.

ARTICLE VII

TERMINATION

7.1.          Termination. This Agreement may be terminated:

(a)           at any time prior to the Closing Date by the written agreement of the Buyer and the Sellers;

(b)           at any time prior to the Closing Date by either the Sellers or the Buyer by written notice to the other party if any court of competent jurisdiction in the United States or federal, state or local government or regulatory body in the United States shall have issued an order, decree or ruling or taken such action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(c)           at any time prior to the Closing Date by either the Sellers or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on February 28, 2006, unless such date shall be extended by the mutual written consent of the Sellers and the Buyer;

(d)           at any time prior to the Closing Date by the Buyer by written notice to the Sellers if the representations and warranties of the Sellers shall not have been true and correct in all material respects as of the date when made, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e)           at any time prior to the Closing Date by the Sellers by written notice to the Buyer if the representations and warranties of the Buyer shall not have been true and correct in all material respects as of the date when made, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

7.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 9.4 and except for any liability resulting from such party’s breach of this Agreement.

ARTICLE VIII

GUARANTY

8.1.          Guaranty of Sellers’ Obligations.

(a)           The Guarantor hereby unconditionally guarantees to the Buyer the due and prompt payment and performance of all obligations of the Sellers under this Agreement and the Collateral Agreements (collectively, the “Guaranteed Obligations”). In case of the failure of the Sellers to timely pay or perform any Guaranteed Obligation, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, and to cause the timely performance of any such Guaranteed Obligations, all in accordance with the terms of this Agreement and the Collateral Agreements.

(b)           The Guarantor hereby agrees that its Guaranteed Obligations hereunder shall be continuing, absolute and unconditional, and shall remain in full force and effect until all of the Guaranteed Obligations under this Agreement have been completely discharged, irrespective of (1) the extension by the Buyer of the time for payment or performance by the Sellers or the Guarantor of any of their obligations arising under this Agreement or the Collateral Agreements; (2) the modification or amendment of any duty, covenant, agreement or obligation of the Sellers or the Guarantor contained in this Agreement or the Collateral Agreements; (3) any failure, omission, delay or lack on the part of the Buyer to enforce, assert or exercise any right, power or remedy conferred on the Buyer under this Article VIII; (4) lack of presentment, notice of default or protest; (5) lack of corporate power or due authorization, execution or delivery by the Sellers; and (6) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided that in no event shall this paragraph extend the scope of the Guaranteed Obligations set forth in Section 8.1(a) above. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Sellers, any right to require a legal proceeding first against the Sellers, and all demands whatsoever, and covenants that the Guaranteed Obligations contained in this Article VIII will not be discharged except by complete performance of the obligations of the Sellers contained in this Agreement or the Guaranteed Obligations contained in this Article VIII.

(c)           The Guarantor further agrees that if at any time all or any part of any payment theretofore applied by the Buyer to any Guaranteed Obligation is or must be rescinded or returned to Sellers for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Sellers, such Guaranteed Obligation shall for the purposes of this Article VIII, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and this Article VIII shall continue to be effective or to be reinstated, as the case may be, as to such Guaranteed Obligation as thought such application had not been made.

(d)           Notwithstanding any other provisions hereof, the Guarantor shall be entitled to the benefit of and may assert as a defense against any claim under this guarantee, any defense, set-off or counterclaim which the Sellers could have asserted other than defenses based upon or relating to Sellers’ insolvency, bankruptcy or similar laws or lack or corporate power or due authorization or delivery by the Sellers.

8.2.          Subrogation. The Guarantor shall be subrogated to all rights of the Buyer against the Sellers in respect of any amount paid by the Guarantor pursuant to the provisions of this Article VIII; provided that any such rights of the Guarantor shall be subordinate to any rights of the Buyer against the Sellers.

8.3.          Representations and Warranties. The Guarantor represents and warrants to the Buyer as follows:

(a)           The Guarantor holds, beneficially and of record, all of the issued and outstanding membership and other equity or ownership interests of each of the Sellers.

(b)           The Guarantor is duly authorized, under all applicable provisions of law, to execute and deliver this Agreement and to perform its obligations hereunder, all corporate and stockholder action necessary therefor has been duly and effectively taken that the execution and delivery of this Agreement and performance in accordance with its terms will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, note, note agreement, consent or other agreement or instrument to which the Guarantor is a party, or its certificate of limited partnership or its limited partnership agreement, and this Agreement is a valid and legally binding instrument for the purposes herein expressed, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally).

(c)           All consents, licenses, approvals, orders and authorizations of, and declarations filings and registrations with, any governmental or regulatory authority, bureau or agency required to be obtained by the Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Agreement have been duly obtained or made and are in full force and effect.

8.4.          Liquidation, Winding Up, etc. If the Guarantor shall liquidate, wind up or dissolve itself or if the Guarantor sells all or substantially all of its assets, the Guarantor hereby covenants and agrees that upon any such liquidation, winding up, dissolution or sale, the guarantee given in this Agreement and the due and punctual performance and observance of the Guaranteed Obligations shall be expressly assumed by supplemental agreements including provisions in substantially the form attached hereto as Exhibit C, by the corporation, corporations or other entity which shall have acquired all or substantially all of the assets of the Guarantor.

ARTICLE IX

DEFINITIONS; MISCELLANEOUS

9.1.          Definition of Certain Terms. The terms defined in this Section 9.1, whenever used in this Agreement (including in the Company Disclosure Letter and Buyer Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article, Exhibit or section of the Company Disclosure Letter or Buyer Disclosure Letter are to a Section, Article or Exhibit or section of the Company Disclosure Letter or Buyer Disclosure Letter or to this Agreement, unless otherwise indicated.

Acquired Facility: any facility whose ownership and/or operation is transferred to the Buyer by this Agreement.

Affiliate: of a Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement: this Asset Purchase Agreement, including the Company Disclosure Letter and Buyer Disclosure Letter.

Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Assets: as defined in Section 1.1.

Assumed Collective Bargaining Agreements: as defined in Section 6.1.2.

Assumed Liabilities: as defined in Section 2.6(a).

Assumption Agreement: as defined in Section 2.6(b).

Audited Financial Statements: as defined in Section 3.1.4(a).

Baseline Environmental Assessment Program: as defined in Section 4.3.

Benefit Liabilities: liabilities, obligations, commitments, costs and expenses, including reasonable fees and disbursements of attorneys and other advisors, including any such expenses incurred in connection with the enforcement of any applicable provision of this Agreement.

Bulk Sales Laws: as defined in Section 4.1.7.

Business: as defined in the first WHEREAS clause of this Agreement.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

Buyer: as defined in the first paragraph of this Agreement.

Buyer Disclosure Letter: as defined in Section 3.2.

Buyer Indemnitees: as defined in Section 9.2(a).

Buyer Pension Plan: as defined in Section 6.1.3.

Buyer Welfare Plans: as defined in Section 6.3.1.

Closing: as defined in Section 2.1.

Closing Date: as defined in Section 2.1.

Closing Net Working Capital Statement: as defined in Section 2.5(a).

Code: the Internal Revenue Code of 1986, as amended.

Collateral Agreements: the agreements and other documents and instruments describe in Section 5.2.3.

Company Disclosure Letter: as defined in Section 3.1.

Confidentiality Agreement: the Confidentiality Agreement dated as of July 25, 2005.

Contracts: all contracts, agreements, instruments, leases, subleases, deeds of trust, conditional sales contracts, franchises, licenses, commitments or other binding arrangements, together with all modifications and amendments thereto, including any that are executory and unexpired as of the Closing Date.

Covered Employees: as defined in Section 6.3.1.

CPR: as defined in Section 9.9.4.

Deposit: as defined in Section 2.2(b)

Dispute: as defined in Section 9.9.4.

Dispute Notice: as defined in Section 2.5(d).

$: lawful money of the United States.

Employees: as defined in Section 3.1.21(a).

Environmental Laws: all Applicable Laws relating to the protection of the environment and human health (to the extent related to exposure to Hazardous Substances), including those relating to generation, pollution, storage, transport, treatment, disposal, use and Release of any Hazardous Substances.

Environmental Liabilities: any liability or obligation, including, without limitation, liability for investigatory costs, oversight costs, remediation and cleanup costs, governmental or private response costs and cost recovery actions, natural resource damages, property damages, personal injuries, consequential economic damages, administrative, civil or criminal penalties or forfeitures, and recoverable attorneys’ fees or other costs of defending an action, suit, proceeding or investigation asserting liability under any Environmental Law.

Environmental Permits: any federal, state and local permit, license, registration, approval or other authorization necessary under Environmental Laws for the conduct of the Business as currently conducted.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent: as defined in Section 2.2(b).

Excluded Assets: as defined in Section 1.2.

Financial Statements: as defined in Section 3.1.4(a).

GAAP: generally accepted accounting principles consistently applied as in effect in the United States.

Governmental Approval: any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, which consent, license, registration or permit is related primarily to or required for the operation of the Business.

Governmental Authority: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

Guaranteed Obligations: as defined in Section 8.1(a).

Guarantor: as defined in the first paragraph of this Agreement.

Hazardous Substance: any substance, waste, pollutant, contaminant, material or chemical, including asbestos, polychlorinated biphenyls, crude oil, petroleum or petroleum products, regulated under any Environmental Law.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Party: as defined in Section 9.2(e).

Indemnifying Party: as defined in Section 9.2(e).

Independent Accounting Firm: as defined in Section 2.5(d).

Intellectual Property: any and all United States and foreign (a) patents and patent applications (including, reissues, divisions, continuations, continuations-in-part and extensions and any application thereto), inventions and improvements thereto; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, business and product names, slogans and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof, (x) but excluding, in the case of clauses (a), (b) and (c), the name “Metaldyne” and (y) including, without limitation, in the case of clauses (a), (b) and (c), the names “FormTech”, “Braun” and “Burns”; and (d) inventions, processes, designs, formulae, Software, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information.

Intellectual Property Assets: as defined in Section 1.1(f).

Inventories: as defined in Section 1.1(b).

IRB Loan Agreement: the Loan Agreement, by and between the City of Fort Wayne, Indiana and ND-Tech Corporation, an Indiana corporation, dated as of July 1, 1989, as amended by the First Amendment to the Loan Agreement, dated as of July 1, 1994.

IRB Loan Documents: collectively, (i) the IRB Loan Agreement, (ii) Placement and Remarketing Agreement among the City of Fort Wayne, Indiana, ND-Tech Corporation, First Chicago Capital Markets, Inc., as Placement Agent and First Chicago Capital Markets, Inc., as Remarketing Agent, dated 7/1/89, (iii) the Arbitrage Compliance Agreement among the City of Fort Wayne, Indiana, ND-Tech Corporation and Fort Wayne National Bank, dated 7/1/89 and (iv) the Tax Compliance Agreement among the City of Fort Wayne, Indiana, ND-Tech Corporation and Fort Wayne National Bank, dated 7/1/89.

IRS: the Internal Revenue Service.

Knowledge of the Sellers: knowledge of Thomas Amato, John Campbell, Steven Dickerson, Dean Teeples, David Gann, Dr. Markus Knoerr and Jeffrey Heath, after reasonable inquiry or investigation.

Labor Laws: as defined in Section 3.1.20(a).

Leased Real Property: all interests leased pursuant to the Leases.

Leases: the real property leases pursuant to which any Seller is the lessee or sublessee, other than real property leases or subleases included in Excluded Assets.

Legal Requirement: any federal, state or municipal law, ordinance, regulation, statute or treaty.

Lien: any mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge or right of others of similar nature.

Losses: as defined in Section 9.2(a).

Management Employee: any employee who serves as a manager, director, officer or professional or engineering employee of the Business.

Marked Materials: as defined in Section 4.2.4.

Material Adverse Effect: any event, occurrence, fact, condition, circumstance, change or effect which has had or would be reasonably likely to have a material adverse effect upon, or change in the business, results of operations, financial condition, assets (including intangible assets) or liabilities of the Business, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development solely to the extent attributable to the announcement of pendency of the transactions contemplated hereby and by the Collateral Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Business participates which does not affect the Business disproportionately relative to other entities operating in such industries, or (iii) any material adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

Metaldyne LLC: as defined in the first paragraph of this Agreement.

Metaldyne Precision: as defined in the first paragraph of this Agreement.

Net Working Capital: as defined in Section 2.5(a).

Net Working Capital Principles: as defined in Section 2.5(a).

Order: any binding award, decision, order, injunction, judgment, decree, ruling or verdict entered, issued, made or rendered by, or assessment or arbitration award of, any Governmental Authority or arbitrator.

Ordinary Course of Business: the ordinary course of business of the Sellers consistent with past custom and practice.

Owned Intellectual Property: as defined in Section 3.1.16(a).

Owned Real Property: the real property owned by the Sellers relating to the Business, together with all other structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto or owned by the Sellers relating to the Business and all easements, licenses, rights and appurtenances relating to the foregoing other than owned real property included in Excluded Assets.

Permitted Liens: (i) Liens reserved against in the Unaudited Balance Sheet, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Sellers’ books in accordance with GAAP, or (iii) other Liens arising in the Ordinary Course of Business which are immaterial and which do not, individually or in the aggregate, materially detract from the value of the property or assets to which it relates or materially impair the ability of the Buyer to use the property or assets which it relates in substantially the same manner as it was used prior to the Closing Date, specifically excluding, however, mortgages on the Leases or Owned Real Property.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Plan: as defined in Section 3.1.21(a).

Proceeding: any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Purchase Price: as defined in Section 2.2(a).

Real Property: the Owned Real Property and the Leased Real Property.

Real Property Laws: as defined in Section 3.1.18(e).

Record: information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

Release: any disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping or dispersal into the environment.

Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants) and lenders and their counsel and consultants, employees, agents and other representatives and advisers.

Retained Liabilities: as defined in Section 2.7.

Rules: as defined in Section 9.9.4.

Seller Indemnitees: as defined in Section 9.2(b).

Seller Pension Plan: as defined in Section 6.1.3.

Seller Welfare Plans: as defined in Section 6.3.1.

Sellers: as defined in the first paragraph of this Agreement.

Software: all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

Target Net Working Capital: as defined in Section 2.5(b).

Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, without limitation, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, without limitation, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Taxing Authority: the IRS or any other federal, provincial, state, local or other taxing authority.

Trade Accounts Payable: short term obligations arising from the acquisition of goods and services from the Sellers’ suppliers as evidenced by invoices, purchase orders/requisitions, contracts, credit or debit memoranda or similar documentation (excluding any payables to Subsidiaries of the Guarantor).

Trade Accounts Payable Statement: as defined in Section 2.4(a).

Transfer Taxes: as defined in Section 4.1.6(a).

Transferred Employees: as defined in Section 6.1.3.

Treasury Regulations: the regulations prescribed pursuant to the Code.

Unaudited Balance Sheet Date: September 30, 2005.

Unaudited Financial Statements: as defined in Section 3.1.4(a).

Unaudited Reviewed Financial Statements: as defined in Section 3.1.4(a).

Unaudited Unreviewed Financial Statements: as defined in Section 3.1.4(a).

Working Capital: as defined in Section 2.5(a).

WARN: as defined in Section 6.1.4.

9.2.          Indemnification.

(a)           By the Sellers. The Sellers covenant and agree to defend, indemnify and hold harmless the Buyer, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for any and all claims, liabilities, obligations, Taxes, losses, fines, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

(i)            any inaccuracy of any representation or warranty made by any Seller in (A) this Agreement, (B) the Company Disclosure Letter, (C) any transfer instrument, (D) the certificate delivered pursuant to Section 5.2.1(d), (E) all instruments and other documents effecting the transfer of Assets or the assumption of Assumed Liabilities pursuant to this Agreement or (F) the Trade Accounts Payable Statement;

(ii)           any failure of either Seller to perform any covenant or agreement set forth herein;

(iii)          any Excluded Assets;

(iv)          any Retained Liabilities (including, without limitation, the failure to pay any Retained Liabilities), except to the extent that such liability is an Assumed Liability;

(v)           any and all Benefit Liabilities in respect of Employees except, with respect to Employees and Transferred Employees, to the extent assumed by the Buyer pursuant to Article VI; and

(vi)          any claim set forth in Section 9.2(a) of the Company Disclosure Letter.

Sellers shall have no obligation to defend, indemnify or hold harmless the Buyer with respect to any Environmental Liability if any such liability relates to, arises out of or is triggered by any condition that is discovered or identified as a result of any investigation, testing or sampling conducted by or on behalf of the Buyer after the Closing, except for any such action as is required by law, provided, however, that this limitation shall not apply to (x) any investigation, testing or sampling conducted pursuant to Section 4.3 hereof; (y) any investigation, testing or sampling required in connection with the financing of the transactions contemplated hereby (including without limitation the proposed sale-leaseback of the Owned Real Property located in Troy and Royal Oak, Michigan); or (z) any condition that is discovered or identified incidentally in connection with capital improvements initiated by the Buyer in the ordinary course of business. Any Environmental Liability or condition requiring indemnification or remediation by Sellers under the terms of this Agreement shall be indemnified or remediated only to the extent required by Environmental Laws for industrial use of the Real Property to be remediated (including the use of reasonable engineering and/or institutional controls, use restrictions and covenants). The Seller shall control all remediation required of Seller under the terms of this Agreement and all negotiations with any Governmental Authority with respect to such remediation, provided that the Buyer shall be given reasonable notice of and have the right to attend all meetings between any Governmental Authority and Sellers and/or their consultant and, and further provided that neither Sellers’ remediation activities, nor any actions or restrictions agreed to with any Governmental Authority shall unreasonably interfere with Buyer’s current or future use of the applicable site for industrial purposes.

Except for indemnification claims arising from inaccuracies in the representations and warranties contained in Section 3.1.1, 3.1.2, 3.1.3, 3.1.6, 3.1.10 (insofar as it relates to title to Assets with an acquired value or original asset cost, as shown in Section 1.1(a) of the Company Disclosure Letter, in excess of $10,000) or 3.1.22, the Sellers shall not be required to indemnify the Buyer Indemnitees with respect to any claim for indemnification pursuant to Section 9.2(a)(i) (other than with respect to any claim for indemnification pursuant to Section 9.2(a)(i)(F)) unless and until the aggregate amount of all claims against the Sellers under such Section 9.2(a)(i) (other than with respect to any claim for indemnification pursuant to Section 9.2(a)(i)(F)) exceeds $1,000,000 and then only to the extent such aggregate amount exceeds $1,000,000. Notwithstanding the foregoing, in no event shall the Sellers’ aggregate liability for claims under such
Section 9.2(a)(i) (other than with respect to any claim for indemnification pursuant to Section 9.2(a)(i)(F)) exceed 20% of the Purchase Price paid on the Closing Date; provided, however, that with respect to inaccuracies in the representation and warranties contained in Section 3.1.1, 3.1.2, 3.1.3, 3.1.6, 3.1.10 (insofar as it relates to title to Assets with an acquired value or original asset cost, as shown in Section 1.1(a) of the Company Disclosure Letter, in excess of $10,000) or 3.1.22, the Sellers aggregate liability for claims shall not exceed the Purchase Price paid on the Closing Date.

(b)           By the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless the Sellers, their respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the “Seller Indemnitees”) from and against any and all Losses resulting from or arising out of:

(i)            any inaccuracy of any representation or warranty made by any Buyer in (A) this Agreement, (B) the Buyer Disclosure Letter, (C) any transfer instrument or (D) the certificate delivered pursuant to Section 5.3.1(c);

(ii)           any failure of the Buyer to perform any covenant or agreement set forth herein;

(iii)          the Assumed Liabilities;

(iv)          the use by the Buyer of any of the Sellers’ trade names or trademarks after the Closing Date as contemplated by Section 4.2.4; and

(v)           the operation of the Business or the ownership, operation or use of the Assets following the Closing Date.

(c)           Adjustments to Indemnification Payments. Any payment made by the Sellers to the Buyer Indemnitees, on the one hand, or by the Buyer to the Seller Indemnitees, on the other hand, pursuant to this Section 9.2 in respect of any claim shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim. The Indemnified Party shall use its commercially reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 9.2. The amount of any Loss under Section 9.2(a) or 9.2(b) shall be reduced by the actual federal, state and other income or similar tax savings realized by the Buyer Indemnitees or Seller Indemnitees, as the case may be, with respect thereto.

(d)           Adjustment to Purchase Price. All indemnification payments made under this Section 9.2 shall be deemed adjustments to the Purchase Price.

(e)           Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying

Party and such Indemnifying Party is damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s liability for Taxes or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 9.2 and the records of each shall be available to the other with respect to such defense.

(f)            Limitations. The obligation of the Sellers to indemnify the Buyer Indemnitees pursuant to
Section 9.2(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.3; provided, however, that any indemnification obligation of the Sellers that would otherwise terminate in accordance with this provision shall not terminate if a claim by a Buyer Indemnitee shall have been timely made or given on or prior to the applicable terminate date, and shall continue in full force and effect (solely with respect to any such claim) until such claim has been satisfied or otherwise resolved under this Article IX. To the extent any provision of this Agreement specifically limits or excludes the Sellers’ indemnification obligation for certain matters, the Sellers shall have no indemnification obligation for such matters under any other provisions of this Agreement.

9.3.          Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

(a)           except as set forth in clauses (b), (c) and (d) below, the representations and warranties contained in Section 3.1 and Section 3.2 shall survive until (60) days after the date of receipt by the Buyer of audited financial statements for the fiscal year ended December 2006 (but in any event, not later than June 30, 2007);

(b)           the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.10 (insofar as it relates to title to Assets with an acquired value or original asset cost, as shown in Section 1.1(a) of the Company Disclosure Letter, in excess of $10,000), 3.1.22, 3.2.1, 3.2.2 and 3.2.4 shall survive without limitation;

(c)           the representations and warranties of the Sellers contained in Section 3.1.6 shall survive for a period of 60 days following the expiration of any applicable statute of limitations (as extended for any reason, including without limitation by reason of waiver of such statute of limitations);

(d)           the representations and warranties of the Sellers contained in Section 3.1.16 shall survive until sixty (60) days after the receipt by the Buyer of audited financial statements for the fiscal year ended December 2006 (but in any event no later than June 30, 2007), provided that if any claim is brought by the Guarantor, the Sellers or any of their respective Affiliates under indemnifications obligations of the Buyer under Section 3.1(c) of the supply agreement (entered into pursuant to Section 5.2.3(b) or any transferee of their respective rights under such agreement), and such claim is based in whole or in part on facts or circumstances which would otherwise constitute a breach of the representations and warranties of the Sellers contained in Section 3.1.16, such representations and warranties of the Sellers in Section 3.1.16 shall be deemed to survive until final determination of any such claims under the Supply Agreement; and

(e)           the representations and warranties of the Sellers contained in Section 3.1.19 shall survive for a period of 36 months following the Closing Date.

9.4.          Exclusive Remedy. The indemnification provisions in this Agreement shall be the exclusive remedy available to the Buyer Indemnitees or the Seller Indemnitees, as the case may be, for any breach of the representations, warranties, covenants or other provisions or this Agreement, other than (i) equitable remedies (included, but not limited to, injunctive relief and specific performance) and (ii) remedies for fraud. No party shall be entitled to the indemnification provided for hereunder if it had knowledge at any time of the matter that is later the subject of a claim for indemnity.

9.5.          No Special Damages. In no event shall any party be liable under this Section IX or otherwise in respect of this Agreement for exemplary, special, punitive, indirect, remote or speculative damages except to the extent any such party suffers such damages to an unaffiliated third party in connection with a third party claim, in which event such damages shall be recoverable.

9.6.          Expenses. The Sellers, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated.

9.7.          Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

9.8.          Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

(i)            if to the Buyer, to

Forming Technologies, Inc.

c/o Jacobson Partners

595 Madison Avenue

New York, New York 10022

Attention: Benjamin R. Jacobson

Facsimile: (212) 758-4567

with copies to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Bradley G. Kulman, Esq.

Facsimile: (212) 806-5400

(ii)           if to the Guarantor, to

Metaldyne Corporation

47659 Halyard Drive

Plymouth, Michigan 48170

Attention: Thomas Amato

Attention: General Counsel

Facsimile: (734) 451-4124

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Jonathan Schaffzin, Esq.

Facsimile: (212) 269-5420

(iii)          if to the Sellers, to

Metaldyne Company LLC

Metaldyne Precision Forming — Fort Wayne, Inc.

47659 Halyard Drive

Plymouth, Michigan 48170

Attention: Thomas Amato

Attention: General Counsel

Facsimile: (734) 451-4124

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Jonathan Schaffzin, Esq.

Facsimile: (212) 269-5420

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered and (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

9.9.          Miscellaneous.

9.9.1.       Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.9.2.       Entire Agreement. This Agreement (including the Company Disclosure Letter and Buyer Disclosure Letter) and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.9.3.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.9.4.       Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Except as provided by Section 2.5(d) of this Agreement, any dispute or disputes arising out of or relating to this Agreement, including but not limited to indemnification under, or the breach, termination or validity thereof (“Dispute”), shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Non-Administered Arbitration then in effect (the “Rules”), as set forth in this paragraph. If a Dispute arises, and if the Dispute cannot be settled through direct discussions between representatives of the Sellers and Guarantor and representatives of the Buyer within thirty calendar days following receipt of notice of a Dispute, the parties agree first to endeavor to settle the Dispute in an amicable manner by mediation under the Mediation Procedure established by the CPR, then in effect, before resorting to arbitration. If a Dispute cannot be resolved through such mediation process within thirty calendar days following the appointment of the mediator, the Dispute will be settled finally by arbitration under the Rules, by a sole arbitrator, chosen by agreement of the parties within twenty calendar days of the receipt by a party of a copy of the notice of arbitration from the other party. In the event the parties cannot reach such agreement within such twenty calendar day period, the arbitrator shall be appointed by the CPR in accordance with the Rules. Any arbitrator appointed by CPR shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The parties shall be entitled to conduct limited discovery, consisting only of (i) production by the parties of documents relevant to the claims and defenses of any party and (ii) five single days deposition conducted by the Buyer and two single days deposition conducted by the Sellers and Guarantor. The arbitration hearing on the merits shall be held no later than four months after the appointment of the arbitrator unless the parties otherwise agree or the arbitrator extends such time period for good cause shown. The arbitrator shall not be empowered to award damages in excess of compensatory damages and each party expressly waives and forgoes any claim or right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The award of the arbitrator shall be final and binding on the parties and judgment upon the award may be entered and enforced in any court having jurisdiction thereof. The Buyer, the Sellers and the Guarantor hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the enforcement of such judgment or award, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts. The Buyer, the Sellers and the Guarantor hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Unless the parties otherwise agree in writing, the mediation and arbitration will be held in New York, New York. Each party shall bear its own costs and expenses (including fees and disbursements of counsel) and the Buyer, on the one hand, and the Sellers and the Guarantor, on the other hand, shall each bear one-half of the costs and expenses payable to the mediator and arbitrator.

9.9.5.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.9.6.       Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that the Buyer may assign this Agreement (a) to any Affiliate of the Buyer, (b) as security for any obligation arising in connection with the financing of the transactions contemplated hereby or (c) subsequent to the Closing, to any transferee of all or substantially all of the assets of the Business that executes a written assumption of the obligations of the Buyer under this Agreement and the Collateral Agreements. At the request of the Buyer, the Sellers shall execute customary consents to collateral assignment documents with the Buyer’s lenders in connection with any assignments permitted by Section 9.9.6(b).

9.9.7.       No Third Party Beneficiaries. Except as provided in Section 9.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

9.9.8.       Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Sellers and the Guarantor shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives)

or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

9.9.9.       Sellers’ Obligations. The liability of the Sellers hereunder shall be joint and several. Where in this Agreement provision is made for any action to be taken or not taken by either Seller, Sellers jointly and severally undertake to cause such Seller to take or not take such action, as the case may be.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FORMING TECHNOLOGIES, INC.

By:	/s/ Richard W. Moore
Name: Richard W. Moore
Title: Assistant Secretary

METALDYNE CORPORATION

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

METALDYNE COMPANY LLC

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

METALDYNE PRECISION FORMING — FORT WAYNE, INC.

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

Exhibit C

(a)           Metaldyne Corporation (the “Company”) hereby assigns, transfers and sets over (collectively the “Assignment”) to Assignee, from and after the Closing Date, all of the Company’s right, title, benefit, privileges and interest in and to, and all of the Company’s burdens, obligations and liabilities arising from and after the Closing Date, under and pursuant to the Asset Purchase Agreement, by and between Forming Technologies, Inc., a Delaware corporation (“Forming Technologies”), Metaldyne Company LLC, Metaldyne Precision Forming — Fort Wayne, Inc., and the Company, dated as of January 7, 2006, as may be amended from time to time (the “Asset Purchase Agreement”), including without limitation, the Guaranteed Obligations (as such term is defined in the Asset Purchase Agreement) of the Company thereunder.

(b)           The Assignee, from and after the Closing Date, hereby accepts the assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of the Company to be observed, performed, paid or discharged, arising from and after the Closing Date, pursuant to the Asset Purchase Agreement including, without limitation, the Guaranteed Obligations (as such term is defined in the Asset Purchase Agreement)

of the Company thereunder.

(c)           This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

(d)           The Company and the Assignee acknowledge and agree that Forming Technologies is an intended third party beneficiary to the Agreement and that Forming Technologies shall be entitled to enforce its rights as a third party beneficiary under this Agreement accordingly. The Company and Assignee each hereby covenant to provide an executed copy of this Agreement to Forming Technologies promptly upon the execution hereof.

These provisions may not be amended or modified without the written consent of Forming Technologies.

C-1

Amendment

March 10, 2006

Reference is made to that certain Asset Purchase Agreement, dated as of January 7, 2006, as amended (the “Asset Purchase Agreement”), among Metaldyne Company LLC, a Delaware limited liability company, Metaldyne Precision Forming — Fort Wayne, Inc., an Indiana corporation and Metaldyne Corporation, a Delaware corporation (each a “Seller” and collectively, the “Sellers”), and FormTech Industries LLC, a Delaware limited liability company (successor by conversion to Forming Technologies, Inc.) (“Purchaser”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Asset Purchase Agreement.

The Purchaser and the Sellers hereby agree that:

(i)            The “owned vehicles” schedule attached to Section 1.1(a) of the Company Disclosure Letter is hereby deleted and replaced by the “owned vehicles” schedule attached to this Amendment.

(ii)           Section 1.1(b) of the Company Disclosure Letter is amended to include the following:

MK Chambers Company

2251 Johnson Mills Rd

North Branch, MI 48461

Springco

12500 Elmwood Ave.

Cleveland, OH 44111

Atco Industries

7200 Fifteen Mile Road

Sterling Heights, MI 48312

Great Lakes Production Support

24600 Wood Ct.

Macomb, MI 48042

(iii)          Section 4.2.8 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 4.2.8    Other Agreements. Buyer and Sellers (or an affiliate of Sellers) shall enter into the agreement attached hereto as Exhibit D.

(iv)          If the transaction contemplated by the Asset Purchase Agreement is consummated and the Purchase Price is received by the Sellers by or before 11:59 p.m. on March 10, 2006, then the reference to “$3,500,000” in Section 2.5(b) of the Asset Purchase Agreement shall be replaced with “$5,700,000.”  For the avoidance of doubt, if the Closing occurs after 12:01 a.m. on March 11, 2006, then such reference to “$3,500,000” shall remain unchanged.

(v)           Schedule A to the Supply Agreement is hereby amended by adding the following “Note”:

(3)           In addition to the unit prices set forth in the table above, as soon after the Closing Date as Buyer and Sellers agree to the logistics for FOB delivery at Royal Oak, but in no event later than 60 days after the Closing, the unit prices set forth above shall no longer apply and shall be replaced in their entirety with the pricing schedule set forth on Schedule 1 hereto. Additionally, footnote (2) of Schedule A to the Supply Agreement shall be eliminated once the prices on Schedule 1 go into effect.

(vi)          The conditions set forth in Section 5.2.2(b) of the Asset Purchase Agreement have been satisfied.

(vii)         Notwithstanding anything to the contrary in this Agreement or Section 1.2 of Company Disclosure Letter, the Buyer and Sellers hereby agree as follows:

(A)  Fuji ANW30 Serial #14764, installed in January 2005, and all associated machine tooling with respect thereto (i.e., all durable and perishable tools) constitutes an Excluded Asset hereunder (the “Fuji 14764”). The Sellers have taken possession of Fuji 14764 as of the Closing Date. The Sellers have also taken possession of one (1) Fuji ANW30 that had been held in a Fuji warehouse in January 2006 (such Fuji ANW30, the “Warehoused Fuji”). The Warehoused Fuji constitutes an Excluded Asset hereunder. The Fuji ANW30 #14765, installed in January 2005, constitutes an Asset to be purchased by the Buyer hereunder;

(B) any other Fuji located on Owned Real Property or Leased Real Property as of the Closing Date shall be included in the “Assets” purchased by the Buyer hereunder; and

(C) any other Fuji not located on Owned Real Property or Leased Real Property as of the Closing Date shall be “Excluded Assets.”

Except as expressly provided herein, this Amendment shall not constitute a consent to or modification of any other provision, term or condition of the Asset Purchase Agreement. All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Asset Purchase Agreement, as amended hereby, are ratified and confirmed in all respects and shall remain in full force and effect.

This Amendment shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of  New York, without giving effect to the conflict of laws rules thereof. Section 9.9.4 of the Asset Purchase Agreement shall be deemed applicable to this Amendment.

2

This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FORMTECH INDUSTRIES LLC

By:	FormTech Industries Holdings LLC, its
Managing Member

By:	/s/ Richard McDermott
Name: Richard McDermott
Title: Chief Executive Officer

METALDYNE CORPORATION

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

METALDYNE COMPANY LLC

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

METALDYNE PRECISION FORMING — FORT WAYNE, INC.

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

4

Schedule 1

Part Number	Adjusted Price
4984 B, E	$5.4797
F 6860 B, F	3.9425
F 4638 G	8.4625
F 5594 D	6.6885
F 6352 A	7.9681
F 8169 B	4.6154
F 7724 D	4.9007
F 8124 B	3.8829
F 8179 B	4.6484
F 8285	1.8050
F 8472	8.7451
F 8476 A	9.1972
7259 A, B	4.7165

The above is based upon Farmington Hills continuing to provide their Requirement Schedule daily to Royal Oak by 11:00 a.m. the previous workday. Farmington Hills would be responsible to pick up all their parts at the Royal Oak location. Royal Oak will accommodate a scheduled one-hour pick-up window by Farmington Hills with pick list. Items that do not make the truck must be delivered by Royal Oak at their expense if line shutdown at Farmington Hills is at risk. Return of empty racks would be Farmington Hills’ responsibility.

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